Exhibit 2.1

EXECUTION VERSION

EQUITY PURCHASE AGREEMENT

by and among

HSTM Max holdings, inc.,

CHANGE HEALTHCARE HOLDINGS, LLC,

CHANGE HEALTHCARE TECHNOLOGIES, LLC,

and

CHANGE HEALTHCARE IRELAND LIMITED,

dated as of

November 25, 2020

.

EQUITY PURCHASE AGREEMENT

This Equity Purchase Agreement (this “Agreement”) is dated as of November 25, 2020 by and among HSTM Max Holdings, Inc., a Tennessee corporation (“Buyer”), Change Healthcare Holdings, LLC, a Delaware limited liability company (“Holdings”), Change Healthcare Technologies, LLC, a Delaware limited liability company (“Technologies”, and together with Holdings, the “Contributor Sellers”, and each, a “Contributor Seller”), and Change Healthcare Ireland Limited, an Irish private limited liability company (company number: 599290) (“CH Ireland”).  Each of Holdings, Technologies, and CH Ireland is sometimes individually referred to herein as a “Seller” and collectively as the “Sellers”.

R E C I T A L S

WHEREAS, Contributor Sellers collectively own all of the issued and outstanding membership interests (the “Company Interests”) of CHC Max Holdings, LLC, a Delaware limited liability company (the “Company”).

WHEREAS, on the Closing Date (as hereinafter defined) immediately prior to the consummation of the transactions contemplated by this Agreement, the Contributor Sellers and the Company will consummate the transactions (collectively, the “Contribution”) contemplated by the Separation, Asset Transfer and Contribution Agreement in substantially the form attached hereto as Exhibit A (the “Contribution Agreement”), pursuant to which the Contributor Sellers will, among other things, transfer certain assets and liabilities of the Contributed Business to the Company as contemplated thereby.

WHEREAS, CH Ireland owns (a) all of the issued and outstanding equity interests (the “NZ Interests”) of Change Healthcare New Zealand, a New Zealand unlimited company (“CH NZ”), and (b) all of the issued and outstanding equity interests (the “Canadian Interests”) of Change Healthcare Information Solutions Canada Company, a Nova Scotia unlimited liability company (“CH Canada”).

WHEREAS, CH NZ owns all of the issued and outstanding equity interests (the “Australian Interests”) of Change Healthcare Australia Pty Limited, an Australian proprietary company limited by shares (“CH Australia”).

WHEREAS, on the terms and subject to the conditions set forth in this Agreement, at the Closing, (a) the Contributor Sellers desire to sell to Buyer, and Buyer desires to purchase from the Contributor Sellers, all of the Company Interests, and (b) CH Ireland desires to sell to Buyer, and Buyer desires to purchase from CH Ireland, all of the NZ Interests, the Canadian Interests and, indirectly, the Australian Interests.

A G R E E M E N T

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE I
DEFINITIONS

The following terms have the meanings specified or referred to in this Article I:

“Acquired Companies” means, collectively, the Company and the Foreign Companies.

“Acquired Company” means each of the Company and the Foreign Companies, individually.

“Acquired Company Guarantees” means any guarantee, surety or similar obligation to which any Acquired Company is a party for the benefit of any Person other than any Acquired Company (including Sellers and their Affiliates).

“Adjusted Closing Payment” means an amount equal to (a) the Base Amount; plus (b) if the Final Working Capital is greater than the Target Working Capital, an amount equal to the Final Working Capital minus the Target Working Capital; minus (c) if the Final Working Capital is less than the Target Working Capital, an amount equal to the Target Working Capital minus the Final Working Capital; minus (d) Final Indebtedness; minus (e) Final Transaction Expenses; plus (f) Final Cash, minus (g) the Indemnification Escrow Amount.

“Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with such other Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of more than 10% of the voting securities, by Contract or by the ability to elect more than 10% of the members of the board of directors or other governing body of such Person; provided, that in no event shall (i) the Contributor Sellers or the Acquired Companies be considered an Affiliate of any portfolio company of any investment fund or vehicle affiliated with or managed by The Blackstone Group Inc.; (ii) any portfolio company of any investment fund or vehicle affiliated with The Blackstone Group Inc. be considered an Affiliate of the Contributor Sellers or the Acquired Company; and (iii) the Contributor Sellers or the Acquired Companies be considered an Affiliate of MDsave, and MDsave shall not be considered an Affiliate of the Contributor Sellers or the Acquired Companies.  For purposes of this Agreement, a Person shall be considered a “controlled Affiliate” of any other Person only to the extent that such Person is considered a “controlled” Subsidiary under applicable securities law and the rules and regulations promulgated thereunder.

“Applicable Accounting Practices” means GAAP, as applied in a manner consistent with the Financial Statements.

“Assumed Liabilities” has the meaning set forth in the Contribution Agreement.

“Base Amount” means $67,500,000.00.

“Business” means the Contributed Business, together with the businesses conducted by the Acquired Companies, in each case as of the applicable time and being the business reflected in the Financial Statements.

“Business Data” means all confidential and sensitive data and information of the Business, including without limitation all Personal Information, that is collected, generated, received or stored, or otherwise Processed by, a Seller (to the extent related to the Contributed Business) or an Acquired Company in the operation of the Business.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in Atlanta, Georgia or New York, New York are authorized or obligated by Law to close.

“Business Systems” means the computers, computer networks, servers, systems, Software, firmware, middleware, communications lines, routers, hubs, switches, computer hardware and communication and storage systems and services and all other information technology equipment used by a Seller (to the extent related to the Contributed Business) or an Acquired Company in its operation of the Business.

“Buyer’s Knowledge” (and any similar expression) means any matters known by, or which should be known following reasonable inquiry by, Michael Collier, in his capacity as General Counsel of Buyer.

“Canada Employees” has the meaning set forth in Section 5.6(a).

“Cash” means, with respect to any Person, all cash and cash equivalents (calculated in accordance with the Applicable Accounting Practices) of such Person; provided, however, that Cash shall not include (i) restricted cash (as defined under GAAP), cash posted to support letters of credit, performance bonds or other similar obligations, cash in escrow accounts, and cash held as security deposits of such Person, or (ii) any Retained W/H Tax Cash.

“CASL” means An Act to promote the efficiency and adaptability of the Canadian economy by regulating certain activities that discourage reliance on electronic means of carrying out commercial activities, and to amend the Canadian Radio-television and Telecommunications Commission Act, the Competition Act, the Personal Information Protection and Electronic Documents Act and the Telecommunications Act (S.C. 2010, c. 23).

“Change Group” means the Contributor Sellers and their controlled Affiliates.

“Closing Cash” means Cash of the Acquired Companies on a consolidated basis as of the Effective Time.

“Closing Indebtedness” means Indebtedness of the Acquired Companies on a consolidated basis unpaid and outstanding as of the Effective Time.

“Closing Payment” means an amount equal to (a) the Base Amount; plus (b) if the Estimated Working Capital is greater than the Target Working Capital, an amount equal to the Estimated Working Capital minus the Target Working Capital; minus (c) if the Estimated Working Capital is less than the Target Working Capital, an amount equal to the Target Working Capital minus the Estimated Working Capital; minus (d) Estimated Indebtedness; minus (e) Estimated Transaction Expenses; plus (f) Estimated Cash; and minus (g) the Indemnification Escrow Amount.

“Closing Transaction Expenses” means Transaction Expenses unpaid and outstanding as of the Effective Time.

“Closing Working Capital” means Working Capital as of the Effective Time.

“Code” means the United States Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Commercially Available Software” means Software that is (i) generally commercially available and made available or licensed to any Seller or Acquired Company in connection with the Business pursuant to non-negotiated “off-the-shelf,” “shrinkwrap” or website terms of service; (ii) has not been modified or customized for any Seller or Acquired Company; and (iii) has a one-time acquisition cost of $10,000 or less or an annual fee of $10,000 or less.

“Company Group” means, collectively, Sellers and, prior to the Closing, the Acquired Companies.

“Company Related Person” has the meaning set forth in Section 3.15.

“Continuing Employees” means those individuals (or their replacements) who are employed by the Acquired Companies following the Contribution and immediately before the Closing and identified as “Continuing Employees” on Schedule 3.12(c).

“Contract” means any legally-binding contract (whether written or oral), lease, deed, mortgage, license, instrument, note, commitment, undertaking, indenture, or agreement.

“Contributed Assets” has the meaning set forth in the Contribution Agreement.

“Contributed Business” means the Capacity Management Business (as defined in the Contribution Agreement).

“Contributed Intellectual Property” means any Business Intellectual Property that is a Contributed Asset.

“Contribution Agreement” has the meaning set forth in the recitals.

“COVID-19” means the infectious disease caused by severe acute respiratory syndrome coronavirus 2 (SARS-CoV-2).

“Data Room” means the electronic collection of documentation with respect to the Sellers, the Acquired Companies and the Business made available to Buyer through DataSite.com.

“Disclosure Schedule” means the schedule (dated as of the date of the Agreement and in the form attached hereto) delivered to Buyer on behalf of Sellers setting forth exceptions to, and disclosures with respect to, the representations and warranties of Sellers set forth herein.

“Dispute Auditor” has the meaning set forth in Section 2.2(d)(ii).

“Dispute Notice” has the meaning set forth in Section 2.2(d)(ii).

“Disputed Amounts” has the meaning set forth in Section 2.2(d)(ii).

“Employee Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA and any other written pension, benefit, profit sharing, retirement, deferred compensation, equity incentive, welfare, insurance, disability, bonus, vacation pay, severance pay, and other similar plans, programs, and agreements relating to the employees of the Business or the Canada Employees.

“Encumbrance” means any lien, pledge, mortgage, deed of trust, security interest, charge, claim, easement, encroachment or other encumbrance.

“Environmental Laws” means all federal, state, local and foreign Laws relating to pollution, protection of the environment, natural resources, endangered or threatened species, the handling, use, generation, treatment, storage, transportation, Release or other regulation of Hazardous Substances, or protection of worker health and safety from environmental hazards or Hazardous Substances, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, U.S.C. §9601 et seq., the Resource Conservation and Recovery Act of 1976, 42 U.S.C. §6901 et seq., the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. §11001 et seq., the Clean Air Act, 42 U.S.C. §7401 et seq., the Federal Water Pollution Control Act, 33 U.S.C. §1251 et seq., the Toxic Substance Control Act, 15 U.S.C. §2601 et seq., the Safe Drinking Water Act, 42 U.S.C. §300f et seq., the Federal Insecticide, Fungicide, & Rodenticide Act, 7 U.S.C. §§ 136 et seq., the Oil Pollution Act of 1990 33 U.S.C §§ 2701 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. 5101 et seq. and any similar or related federal, state, local or foreign Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with a Seller as a “single employer” within the meaning of Section 414 of the Code or Section 4001 of ERISA.

“Escrow Agent” means Truist Financial Corporation.

“Escrow Agreement” means the Escrow Agreement in substantially the form attached hereto as Exhibit B, by and among Buyer, the Sellers and the Escrow Agent, relating to the Indemnification Escrow Amount.

“Excluded Liabilities” has the meaning set forth in the Contribution Agreement.

“Exclusively Related to the Business” means related exclusively to, or held for use exclusively in, or arising exclusively out of, the operation or conduct of the Business.

“Final Cash” means the Closing Cash, as finally determined pursuant to Section 2.2(d)(i) or (ii).

“Final Indebtedness” means the Closing Indebtedness, as finally determined pursuant to Section 2.2(d)(i) or (ii).

“Final Transaction Expenses” means the Closing Transaction Expenses, as finally determined pursuant to Section 2.2(d)(i) or (ii).

“Final Working Capital” means the Closing Working Capital, as finally determined pursuant to Section 2.2(d)(i) or (ii).

“Foreign Companies” means, collectively, CH Canada, CH NZ and CH Australia.

“Fundamental Representations” means the representations and warranties of Sellers contained in Section 3.1, Section 3.2, Section 3.3, Section 3.9(a), Section 3.14, and Section 3.23.

“GAAP” means accounting principles generally accepted in the United States in effect for the applicable date or time period referenced.

“Governing Documents” means: (a) with respect to any corporation, its articles, certificate of incorporation and bylaws, or constitution, (b) with respect to any limited liability company, its articles or certificate of formation or organization (and any applicable certificate of conversion and articles of organization) and limited liability company agreement, (c) with respect to any partnership, its articles or certificate of formation and partnership agreement, and (d) with respect to any other entity, the comparable document governing the existence and operation of such entity, as may be in effect from time to time or as of the applicable date or time period referenced.

“Governmental Authority” means any and all foreign, federal, state, provincial, local or other governments, governmental institutions, public authorities and governmental entities of any nature whatsoever, and any subdivisions or instrumentalities thereof, including departments, boards, bureaus, commissions, agencies, courts, arbitrals, administrations and panels, and any divisions or instrumentalities thereof.

“Government Program” means Medicare, Medicaid, TRICARE/CHAMPUS, and all other federal, state or local reimbursement or other health care benefit programs, including any other “federal healthcare program” as defined in 42 U.S.C. § 1320a 7b(f).

“Hazardous Substances” means any substance, material or waste that is regulated, classified or otherwise characterized under or pursuant to any Environmental Law, including those defined or regulated as a pollutant or contaminant, or as hazardous, acutely hazardous or toxic under any Environmental Law.  Hazardous Substances shall include, without limitation: petroleum, petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, medical or biological wastes, per- and polyfluoroalkyl substances and polychlorinated biphenyls.

“Healthcare Laws” means all Laws applicable to the Business and relating to the provision, administration or reimbursement of health care items or services, including the following (a) the U.S. Anti-Kickback Statute (42 U.S.C. Section 1320a-7b(b)), (b) the physician self-referral law (42 U.S.C. § 1395nn), (c) the U.S. Civil False Claims Act (31 U.S.C. Section 3729 et seq.), (d) the civil monetary penalties law, (e) the federal exclusion authorities, Sections 1320a-7 of Title 42 of the United States Code, (f) the civil monetary penalties law, Section 1320a-7a of Title 42 of the United States Code, (g) HIPAA (as defined below), (h) comparable state and foreign Laws and (i) the regulations promulgated pursuant to the forgoing.

“HIPAA” means the Health Insurance Portability and Affordability Act of 1996, as amended by the HITECH Act and as implemented through regulation, and as otherwise amended from time to time, and applicable state Laws regarding patient privacy and the security, use or disclosure of healthcare records.

“HITECH Act” means the Health Information Technology for Economic and Clinical Health Act, 42 U.S.C. §§ 3000 et seq. (Pub. Law 111-5, Division A Title XIII and Division B, Title IV), as amended.

“Indebtedness” means, with respect to any Person, without duplication: (a) the principal amount owing with respect to obligations (i) for borrowed money, whether secured or unsecured, or in respect of loans or advances or obligations issued in exchange for borrowed money; and (ii) evidenced by notes, bonds, debentures, or other similar instruments; (b) all accrued interest, early termination and other fees, penalties and prepayment and other premiums (if any) in respect of clause (a); (c) all obligations issued or assumed as the deferred purchase price of property or services, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and other accrued current liabilities included in the calculation of the Final Working Capital); (d) all obligations for the reimbursement of any obligor on any letter of credit, banker’s acceptance, or similar credit transaction; (e) all obligations of such Person under leases required to be capitalized in accordance with GAAP (excluding, for avoidance of doubt, ASC 842 lease liabilities); (f) deferred rent, as determined under the Applicable Accounting Practices, (g) all obligations secured by any Encumbrance on any property or asset of such Person (whether or not such obligation is assumed by such Person); (h) all obligations of the type referred to in clauses (a) through (g) of other Persons the payment of which such Person is responsible or liable as obligor, guarantor, surety or otherwise, including guarantees of such obligations; and (i) commission payments payable to Hugh Gibson and Steve Lawrence in an aggregate amount equal to $252,031.55.

“Indemnification Escrow Amount” means $337,500.00.

“Intellectual Property” means all intellectual property and proprietary rights in and arising under any or all of the following in any jurisdiction throughout the world: (a) all patents and patent applications, patent rights, invention disclosures, and similar rights in inventions, and utility models or industrial designs (“Patents”); (b) all copyrights and copyrightable works, other works of authorship, mask works, database rights and moral rights, registered or unregistered, and copyright applications on both published and unpublished works (“Copyrights”); (c) all registered and unregistered trademarks, service marks, trade dress, trade names, corporate names, business names, logos, slogans, and all goodwill associated with any of the foregoing (together with all registrations, applications, and renewals thereof,) (“Trademarks”); (d) URLs and internet domain names and social media identifiers and accounts, all other indicia of origin (“Domain Names”); (e) all Software; (f) trade secrets, know-how, and confidential or proprietary information, and any technical, business and other information, data, inventions and improvements thereto (whether or not patentable or reduced to practice), discoveries, methods, processes, technologies, techniques, protocols, formulae, algorithms, compositions, industrial models, architectures, layouts, designs, drawings, plans, specifications, methodologies, ideas, research and development, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals (“Trade Secrets”); (g) rights of publicity; and (h) registrations, applications, renewals, reissues, reexaminations, extensions, continuations, continuations-in-part, revisions, divisionals, and domestic and foreign counterparts for and to any of the foregoing, and all other intellectual property rights and proprietary rights.

“Interests” means, collectively, the Company Interests, the Canadian Interests, the NZ Interests, and the Australian Interests.

“IP Licenses” means, collectively, all Inbound License Agreements and Outbound License Agreements.

“IRS” means the United States Internal Revenue Service.

“Law” means any federal, state, provincial, local, foreign or other law, statute, ordinance, rule, or regulation issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liability” means any indebtedness, liability, obligation, expense, debt, claim, Tax, penalty, fine, demand, judgment, cause of action, damage, guaranty, endorsement, loss, cost or other obligation of any nature whatsoever (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, matured or unmatured, determined or indeterminable, or liquidated or unliquidated and whether due or to become due).

“Losses” means losses, damages, Liabilities, deficiencies, interest, and costs or expenses of whatever kind, judgments, awards, penalties or fines; provided, however, that “Losses” shall not include any punitive or other special damages (except for any punitive or special damages payable to a third party).

“Material Adverse Effect” means any material adverse change in or material adverse effect on, or any event that is reasonably likely to result in a material adverse change in or material adverse effect on the condition (financial or otherwise), business, or results of operations of  the Business, taken as a whole, other than effects resulting from, or arising in connection with, any of the following (either alone or in combination): (a) changes in general economic or business conditions or the financial or securities markets, including those caused by the COVID-19 pandemic; (b) changes generally affecting the industries in which the Business operates, including those caused by the COVID-19 pandemic; (c) changes in accounting rules (including GAAP) or the enforcement, implementation or interpretation thereof; (d) changes in Laws; (e) acts of war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, sabotage or terrorism or other international or national calamity or natural disaster, epidemics, pandemics, or Orders or guidance of any Governmental Authority relating thereto, civil unrest, or escalations thereof or any material worsening of such conditions threatened or existing as of the date of this Agreement; (f) the announcement, pendency, or consummation of the transactions contemplated by this Agreement, the announcement of the identity of Buyer, with respect to the Business, including losses or threatened losses of employees, customers, vendors, agents, partners, distributors or others having relationships with the Business in connection therewith; (g) any failure by the Business to meet any internal or published projections, forecasts, or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) will not be excluded); and (h) (1) the failure by any Acquired Company or any Seller to take any action prohibited by the terms of this Agreement or (2) any actions taken by any Acquired Company or any Seller as expressly required by the terms of this Agreement or with the prior consent of Buyer (except, with respect to clauses (a), (b), (c), (d) and (e), to the extent such effect is disproportionately adverse to the Acquired Companies or Contributor Sellers as compared to other participants in the industries in which the Business operates); or (ii) the ability of Sellers to perform their obligations under this Agreement or any Related Agreement.

“Order” means any order, writ, injunction, judgment, award, or decree of any Governmental Authority, arbitrator or mediator and any settlement agreement or compliance agreement entered into in connection with any Proceeding.

“Owned Intellectual Property” means all Intellectual Property owned by or purported to be owned by a Seller or an Acquired Company that is used by it or held for use by it in the conduct of the Business as currently conducted.

“Permits” means all permits, licenses, certificates, franchises, permissions, clearances, registrations, qualifications, approvals, authorizations, variances and consents issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law.

“Permitted Encumbrances” means (a) Encumbrances for Taxes, assessments and other governmental charges that are not yet due and payable or that may be paid thereafter without penalty or the amount or validity of which is being contested in good faith by appropriate proceedings; (b) Encumbrances arising under original purchase price conditional sales contracts and equipment leases with third parties; (c) Encumbrances of record that do not materially interfere with the conduct of the Business; (d) Encumbrances not of record as to which no material violation or encroachment exists or, if such violation or encroachment exists, as to which the cure of such violation or encroachment would not materially interfere with the conduct of the Business; (e) zoning ordinances, building codes, entitlements and other land use regulations promulgated by any Governmental Authority, that do not materially interfere with the conduct of the Business; (f) pledges or deposits to secure obligations under Laws related to workers’ or unemployment compensation or similar legislation or to secure public or statutory obligations; (g) mechanic’s, materialman’s, warehouseman’s, supplier’s, vendor’s or similar statutory liens arising or incurred in the ordinary course of business securing amounts that are not yet delinquent; (h) Encumbrances created by Buyer, its Affiliates or Representatives, or their successors or permitted assigns and (i) Encumbrances relating to Closing Indebtedness that will be paid in full at Closing.

“Person” means any natural person, any Governmental Authority and any entity the separate existence of which is recognized by any Governmental Authority, including corporations, limited liability companies, partnerships, limited liability partnerships, joint ventures, joint stock companies, trusts, estates, companies and associations, whether organized for profit or otherwise.

“Personal Information” means any data or other information Processed by a Seller (to the extent related to the Contributed Business) or an Acquired Company that identifies or could reasonably be used to directly or indirectly identify an individual, or can be used to contact an individual, or serve advertisements to an individual, and any data or other information relating to an individual which is regulated under applicable Privacy Laws (including “protected health information” (as defined at 45 C.F.R. § 160.103), “personally identifying information,” “biometric information,” “personal information,” “non-pubic personal information,” “personal data” and other similar terms as they are used in applicable Privacy Laws), including name; payment card data; Social Security number; government-issued identification numbers; health or medical information, including health insurance information; financial account information; passport numbers; user names/email addresses (in combination with a password or security code that would allow access to an online account); unique biometric identifiers (e.g., fingerprints, retinal scans, face scans, or DNA profile); employee ID numbers; date of birth; digital signature; and Internet Protocol (IP) addresses.

“Post-Closing Statement” has the meaning set forth in Section 2.2(d)(i).

“Pre-Sale Foreign Restructuring” means the following transactions that will be consummated prior to the Closing Date: (i) the formation by Change Healthcare Solutions, LLC, a Delaware limited liability company, of Change Healthcare Imaging Australia Pty (“Change Australia NewCo”); (ii) the sale by CH

Australia to Change Australia NewCo of certain assets and liabilities held by CH Australia (the “CH Australia Imaging Assets”) as provided an asset transfer agreement in the form attached hereto as Exhibit H (the “Australia Restructuring Agreement”) and in exchange for a promissory note plus cash, together in an amount equal to the fair market value of the CH Australia Imaging Assets (the “Promissory Note”); (iii) the distribution of the Promissory Note plus cash by CH Australia to CH NZ; and (iv) the distribution of the Promissory Note by CH NZ to CH Ireland.

“Privacy and Security Requirements” means, to the extent applicable to a Seller or an Acquired Company in its conduct of the Business as currently conducted and as proposed to be conducted, all (a) Privacy Laws; (b) Privacy Contracts; and (c) Security Policies.

“Privacy Contracts” means all Contracts between a Seller or an Acquired Company, on the one hand, and any Person, on the other hand, that are applicable to the Processing of Personal Information or Business Data by such Seller or Acquired Company in its conduct of the Business as currently conducted.

“Privacy Laws” means any and all Laws or Orders regulating the Processing of Personal Information or Business Data, and other data protection, privacy, security, and data breach notification Laws, in each case to the extent applicable to the Business or as applicable to the residents of users of the products or services of a Seller or an Acquired Company, including as applicable: (a) the Electronic Communications Privacy Act (ECPA) of 1986, as amended; (b) HIPAA; (c) the Children’s Online Privacy Protection Act (COPPA) of 1998, as amended; (d) the European Union General Data Protection Regulation (EU 2016/679); (e) the Privacy and Electronic Communications Directive (2002/58/EC); (f) the California Consumer Privacy Act; (g) the Fair Credit Reporting Act (FCRA) of 1970, as amended; (h) the Information Blocking Rules, promulgated by the U.S. Department of Health and Human Services pursuant to the 21st Century Cures Act; (i) the Financial Modernization Act (Gramm-Leach-Bliley Act (GLBA)) of 1999, as amended; (j) U.S. state Laws governing the use of electronic communications, (e.g., email, text messaging, telephone, paging and faxing); (k) U.S. state Laws governing the use of information collected online, U.S. state Laws requiring privacy disclosures to consumers, U.S. state data breach notification Laws, U.S. state Laws investing individuals with rights in or regarding data about such individuals and the use of such data, and any U.S. state Laws regarding the safeguarding or security of data, including encryption; (l) the Personal Information Protection and Electronic Documents Act (Canada), substantially similar provincial privacy statutes and provincial privacy statutes applicable to personal health information, including without limitation, the Personal Health Information Act (Nova Scotia), the Personal Health Information Protection Act, 2004 (Ontario), and the Personal Information Protection Act (Alberta); (m) the Privacy Act 1988, including the Australian Privacy Principles; (n) the Privacy and Electronic Communications Directive (2002/58/EC); (o) the Controlling the Assault of Non-Solicited Pornography and Marketing Act (CAN-SPAM); (p) the Telephone Consumer Protection Act of 1991 (TCPA); (q) CASL; (r) the Payment Card Industry Data Security Standards (PCI-DSS); (s) the New Zealand Privacy Act 1993, as amended; and (t) the Americans with Disabilities Act (ADA) and the Web Content Accessibility Guidelines (WCAG).

“Proceeding” means any lawsuit or litigation (in law or in equity), action, claim, arbitration, mediation, proceeding, complaint, charge, demand, hearing, prosecution, investigation, or inquiry (whether civil, criminal, or administrative, and whether formal or informal) commenced, brought, conducted, or heard by or before any Governmental Authority, whether administrative, judicial or arbitral in nature.

“Process” or “Processing” means the creation, collection, use (including for the purposes of sending telephone calls, text messages and emails), storage, maintenance, processing, recording, distribution, transfer (including cross-border transfers), transmission, receipt, import, export, protection, safeguarding, access, disposal, or disclosure or other activity regarding data (whether electronically or in any other form or medium) of Business Data.

“Pro Rata Portion” means, with respect to each Seller, the percentage set forth opposite such Seller’s name on Schedule 1 hereto.

“Prospective Customers” shall mean any prospective client or customer of the Sellers (solely with respect to the Contributed Business) or Acquired Companies with whom such Seller or Acquired Company has, within the one-year period preceding the Closing Date, engaged in active negotiations regarding the provision of any services to or for the benefit of such Person, submitted any request for proposal or made a similar proposal, or who otherwise, within the one-year period preceding the Closing Date, has been listed on any prospective customer, client or similar list of such Seller or Acquired Company.

“Publicly Available Software” means (a) any Software that contains, or is derived in any manner (in whole or in part) from, any Software that is distributed as free software or open source software (for example, Software distributed under the GNU General Public License, the GNU Lesser General Public License, the Affero General Public License, or the Apache Software License), or pursuant to open source, copyleft or similar licensing and distribution models, and (b) any Software that requires as a condition of use, modification and/or distribution of such software that such Software or other Software incorporated into, derived from or distributed with such Software (i) be disclosed or distributed in source code form, (ii) be licensed for the purpose of making derivative works or (iii) be redistributable at no or minimal charge.

“Purchase Price” means an amount equal to (a) the Base Amount; plus (b) if the Final Working Capital is greater than the Target Working Capital, an amount equal to the Final Working Capital minus the Target Working Capital; minus (c) if the Final Working Capital is less than the Target Working Capital, an amount equal to the Target Working Capital minus the Final Working Capital; minus (d) Final Indebtedness; minus (e) Final Transaction Expenses; plus (f) Final Cash.

“Related Agreements” means the Contribution Agreement, the Australia Restructuring Agreement, the Escrow Agreement, the TSA, Assignment of Patents, and all the other agreements, certificates, instruments and other documents to be executed or delivered by one or more of the parties in connection with the transactions contemplated by this Agreement.

“Related to the Business” means related primarily to or used primarily in the operation or conduct of the Business, as applicable, or, with respect to any Shared Customer Contract, the portion of such Shared Customer Contract which relates to the Business.

“Release” means any release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Rep & Warranty Policy” means the buyer-side representations and warranties insurance policy in substantially the form attached hereto as Exhibit C providing for a retention amount of $675,000 (the “Rep & Warranty Policy Retention Amount”) and a limit of liability amount of $10,000,000, to be issued by Travelers Excess and Surplus Lines Company (the “Rep & Warranty Insurer”) and to be obtained by Buyer or any of its Affiliates in connection with the transactions contemplated by this Agreement (as such policy may be amended, modified or supplemented from time to time in accordance with the terms hereof).

“Representatives” means any shareholder, member, partner, director, manager, officer, employee, accountant, counsel, investment banker, financial advisor or other agent or representative of such Person or any of its Affiliates.

“Restricted Business” means the business of (a) offering, licensing, selling, or otherwise providing products or services to healthcare organizations and/or health systems to manage: staff scheduling, time and attendance; bed capacity management; healthcare facility patient flow visibility; and/or predictive demand modeling tools designed to manage bed capacity, and/or (b) any other business engaged in by any Acquired Company in the ordinary course of business as of the Closing Date.  For the avoidance of doubt, Restricted Business does not include facilitating the scheduling of patient appointments by patients or providers.

“Restricted Period” has the meaning set forth in Section 5.14(b)(i).

“Restricted Territory” has the meaning set forth in Section 5.14(b)(ii).

“Restrictive Covenants” has the meaning set forth in Section 5.14(c).

“Retention Bonus Agreements” means those retention bonus agreements set forth on Schedule 2 hereto.

“Retention Bonus Amounts” means, collectively, those retention bonus amounts set forth on Schedule 2 hereto payable in connection with the Retention Bonus Agreements.

“SEC” means Securities and Exchange Commission.

“Security Breach” means a security breach or breach of Personal Information as defined under applicable Laws.

“Security Incidents” means any unauthorized access, acquisition, use, disclosure, modification, deletion, or destruction of information (including Business Data) or other interference with operations of Business Systems.

“Security Policies” means all written policies and procedures of a Seller or an Acquired Company applicable to its conduct of the Business and relating to the Processing of Business Data, including all internal information security procedures and internal and external privacy policies.

“Seller Release” means the release in substantially the form attached hereto as Exhibit D.

“Sellers’ Knowledge” (and any similar expression) means any matters known by, or which should be known following reasonable inquiry (limited to their respective direct reports) by, John French, Ryan Stowers, Mark Figgitt, and Hugh Gibson.

“Shared Customer Contracts” means the master services agreements or other agreements with respect to customers of the Change Group related to both (a) the Business, and (b) any other business(es) of the Change Group.

“Software” means all computer software, programs, operating systems, and databases, including source code and object code, development tools, comments, user interfaces, menus, buttons and icons, and all files, data, scripts, application programming interfaces, manuals, design notes, programmers’ notes, architecture, algorithms and other items and documentation related thereto or associated therewith, and any derivative works, foreign language versions, fixes, upgrades, updates, enhancements, new versions, previous versions, new releases and previous releases thereof; and all media necessary for the delivery or transfer thereof, and whether offered as a service or as a cloud-hosted product.

“Straddle Period” means a taxable period that begins before, and ends after, the Closing Date.

“Subsidiary” means, with respect to a Person, any other Person whose securities or other ownership interests are directly or indirectly owned by such Person.

“Target Working Capital” means -$4,821,075.07.

“Tax” or “Taxes” means, with respect to any Person, all U.S. federal, provincial, territorial, state, municipal, local, domestic, foreign or other taxes, imposts, assessments, levy or other governmental charge in the nature of a tax, including ad valorem, alternative or add-on minimum, built-in-gains, capital, capital stock, customs and import duties, disability, documentary stamp, employment, environmental (including taxes under Section 59A of the Code), estimated, excise, franchise, gains, goods and services, gross income, gross receipts, income, intangible, inventory, license, mortgage recording, net income, occupation, payroll, personal premium, property, production, profits, property, real property, recording, registration, rent, sales, severance, social security, stamp, transfer, transfer gains, unemployment, Canada or Quebec Pension Plan, use, value added, windfall profits, withholding, natural resources, entertainment, amusement, composite, healthcare, escheat or unclaimed property (whether or not considered a tax under applicable Law) or other tax of any kind whatsoever, together with any interest, additions, fines or penalties with respect thereto.

“Tax Return” means any return, declaration, election, report, claim for refund, form, information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, including estimated reports, returns, schedules or statements.

“Transaction Expenses” means, whether or not invoiced, (i) all fees, costs, and expenses incurred, accrued or payable by any Seller or Acquired Company in connection with, arising from, or relating to this Agreement, the Related Agreements, and any other agreements, documents, or certificates contemplated hereby and thereby, and the transactions contemplated hereby and thereby, including any legal, accounting and investment banking fees and expenses, and all fees and expenses associated with maintaining the Data Room, (ii) all Retention Bonus Amounts, whether or not payable at or following the Closing, (iii)  any other amounts required to be paid by the Acquired Companies or any Buyer Indemnitees at or following the Closing to, or for the benefit of, any current or former employee, manager, director, consultant or contractor of any Acquired Company as a result of the consummation of the transactions contemplated hereby, either automatically or with the passage of time or the occurrence of any event (such as the termination of employment), including pursuant to sale, retention, severance, termination, change of control or similar bonuses, payments or benefits, (iv) the share of any payroll, social security, employment or other Taxes of any Acquired Company associated with any Retention Bonus Amounts or resulting from any payments made by the Acquiring Companies within the scope of clause (iii) above, and (v) 50% of the R&W Policy Costs (provided that the R&W Policy Costs for which Sellers are responsible under this Agreement shall not exceed $300,000).

“Treasury Regulations” means the federal income tax regulations, including any temporary or proposed regulations, promulgated under the Code, as in effect as of the date hereof.

“TSA” means the Transition Services Agreement in substantially the form attached hereto as Exhibit E to be entered into by and among Buyer, Holdings, and the Acquired Companies.

“Unauthorized Code” means any virus, Trojan horse, worm, or other software routines or hardware components designed to permit unauthorized access, disable, erase, or otherwise harm Software, hardware or data.

“Working Capital” means, on a consolidated basis, (a) the sum of all current assets of the Acquired Companies, minus (b) the sum of all current liabilities of the Acquired Companies, in any such case, calculated in accordance with the Applicable Accounting Practices; provided, however, that, notwithstanding the foregoing: (i) current assets will not include, to the extent otherwise includable as current assets, (A) Cash, (B) all accounts receivable, whether billed or unbilled, associated with the customer of the Acquired Companies set forth on Annex A (the “Excluded Receivable”), (C) prepaid commissions,  (D) any prepaid income taxes, income tax assets, deferred tax assets, rights to any refund of income Taxes, and other Tax assets, (E) any lease related assets associated with the adoption of ASC 842 under GAAP or facility lease deposits; and (F) reserves for unbilled accounts receivable; (ii) the reserves associated with the accounts receivable of the Acquired Companies (exclusive of the Excluded Receivables) includable within the current assets of the Acquired Companies will be determined in accordance with the framework set forth in Annex B; and (iii) current liabilities will not include, to the extent otherwise includable as current liabilities, (A) Indebtedness, (B) Transaction Expenses,  (C) any current or deferred income Tax liabilities; (D) accruals for paid time off and (E) ASC 842 lease liabilities.  For the avoidance of doubt, the calculation of Working Capital will exclude the impact of any adjustments arising from the application of purchase accounting to the transactions contemplated by this Agreement.  Exhibit F sets forth a calculation of Working Capital as of September 30, 2020, solely for illustrative purposes

ARTICLE II
PURCHASE AND SALE

Section 2.1Purchase and Sale.

(a)On the terms and subject to the conditions contained in this Agreement, at the Closing, the Contributor Sellers will sell to Buyer, and Buyer will purchase from the Contributor Sellers, all of the Company Interests.

(b)On the terms and subject to the conditions contained in this Agreement, at the Closing, CH Ireland will sell to Buyer, and Buyer will purchase from CH Ireland, all of the Canadian Interests and the NZ Interests.

Section 2.2Consideration.

(a)Purchase Price.  The aggregate consideration for the Company Interests, Canadian Interests and NZ Interests will be the Purchase Price.

(b)Closing Statement.  Not less than three (3) Business Days prior to the Closing Date, Sellers will deliver to Buyer a statement (the “Closing Statement”) setting forth Sellers’ good faith estimates of the Closing Indebtedness (“Estimated Indebtedness”), the Closing Transaction Expenses (“Estimated Transaction Expenses”), the Closing Cash (“Estimated Cash”), and the Closing Working Capital (“Estimated Working Capital”), together with reasonably detailed supporting calculations used in preparing such estimates.  Following the delivery of the Closing Statement and until the Closing, Sellers will make available to Buyer any and all books and records that are reasonably requested by Buyer, and provide Buyer with access upon reasonable request to Sellers’ work papers, schedules, records, and calculations used in the preparation of the Closing Statement and personnel involved directly in the preparation of the Closing Statement.

(c)Payments at Closing.  At the Closing, Buyer will pay, by wire transfer of immediately available funds, the following amounts to the following Persons:

(i)to the Escrow Agent in accordance with the terms and conditions of the Escrow Agreement, the Indemnification Escrow Amount;

(ii)to each Person to whom Estimated Indebtedness is payable as reflected in the Funds Flow Statement, the Estimated Indebtedness payable to such Person, as provided in the Funds Flow Statement;

(iii)to each Person to whom Estimated Transaction Expenses are payable, the Estimated Transaction Expenses payable to such Person, as provided in the Funds Flow Statement; and

(iv)to each Seller, an amount equal to its Pro Rata Portion of the Closing Payment.

(d)Adjustment.

(i)Sellers will, at their own expense, examine the Closing Statement and prepare a statement (the “Post-Closing Statement”) setting forth Sellers’ calculations of the Closing Indebtedness, the Closing Transaction Expenses, the Closing Cash, and the Closing Working Capital, in each case together with reasonably detailed supporting calculations.  Sellers will deliver to Buyer the Post-Closing Statement not later than forty-five (45) days after the Closing Date.

(ii)Until the final resolution of the Post-Closing Statement in accordance with this Section 2.2(d)(ii), Sellers will make available to Buyer and its Representatives any and all books and records that are reasonably requested by Buyer or its Representatives, and provide Buyer and its Representatives with access during normal business hours to Sellers’ work papers, schedules, records, and calculations used in the preparation of the Post-Closing Statement and personnel involved in the preparation of the Post-Closing Statement.  If Buyer disagrees with the Post-Closing Statement, Buyer will notify Sellers in writing (the “Dispute Notice”) of the amount, nature and basis of such dispute, and Buyer’s calculation of each item in dispute, within 60 days after Buyer’s receipt of the Post-Closing Statement.  In the event no Dispute Notice is given within such 60-day period, the Closing Indebtedness, the Closing Transaction Expenses, the Closing Cash, and the Closing Working Capital set forth in the Post-Closing Statement will be deemed the Final Indebtedness, the Final Transaction Expenses, the Final Cash, and the Final Working Capital, respectively.  In the event a Dispute Notice is given, Buyer and Sellers will use their commercially reasonable efforts to resolve such dispute among themselves.  If Buyer and Sellers are unable to resolve all disputed amounts set forth in the Dispute Notice within 30 days after delivery of the Dispute Notice, Buyer and Sellers will refer any remaining disputed matters (but only those items in dispute) (the “Disputed Amounts”) for final resolution to KPMG (if mutually agreed by Buyer and Seller) or such other independent, nationally-recognized certified public accounting firm as is mutually agreed upon by Buyer and Sellers (the “Dispute Auditor”); provided, however that if the parties are unable to agree upon a Dispute Auditor, each of Buyer, on the one hand, and Sellers, on the other hand, will select an independent, nationally-recognized certified public accounting firm and such selected accountants will mutually select the Dispute Auditor.  The parties will cooperate in retaining the Dispute Auditor, including executing a customary engagement letter for the Dispute Auditor that is consistent with this Section 2.2(d)(ii).  The Dispute Auditor, acting as an expert and not an arbitrator, will resolve only the Disputed Amounts and will determine the Final Indebtedness, the Final Transaction Expenses, the Final Cash, and the Final Working Capital, with reference to the amounts not in dispute and the Dispute Auditor’s resolution of the Disputed Amounts.  The Dispute Auditor’s decision for each Disputed Amount must be within the range of values assigned to each such item in the Post-Closing Statement and the Dispute Notice.  The Dispute Auditor will deliver a statement setting forth the Dispute Auditor’s resolution of the Disputed Amounts within 30 days after the submission of the dispute to it (or such longer period as is reasonably required by the Dispute Auditor), and the Closing Indebtedness, the Closing Transaction

Expenses, the Closing Cash, and the Closing Working Capital set forth in such statement will be deemed the Final Indebtedness, the Final Transaction Expenses, the Final Cash, and the Final Working Capital, respectively.  The Dispute Auditor’s determinations will be conclusive and binding on the parties absent manifest mathematical error.  The terms of the appointment and engagement of the Dispute Auditor will be as agreed upon between Buyer and Sellers based on reasonable and customary arrangements for such services, and any associated fees will initially be borne 50% by Buyer and 50% by Sellers; provided that such fees will ultimately be allocated between Buyer, on the one hand, and Sellers, on the other hand, as follows: Sellers will be responsible for a portion of the fees and expenses of the Dispute Auditor equal to a fraction, the numerator of which is the sum of all Disputed Amounts submitted to the Dispute Auditor that are resolved in favor of Buyer (that being the difference between the Dispute Auditor’s determination and Sellers’ determination) and the denominator of which is the sum of all Disputed Amounts submitted to the Dispute Auditor (that being the total by which Buyer’s determination and Sellers’ determination submitted to the Dispute Auditor differ).  Buyer will be responsible for that portion of the fees and expenses of the Dispute Auditor that Sellers are not responsible for hereunder.  Within five (5) Business Days of the Dispute Auditor’s delivery of the statement setting forth the Dispute Auditor’s resolution of the Closing Indebtedness, the Closing Transaction Expenses, the Closing Cash, and the Closing Working Capital, Sellers or Buyer (as applicable) will pay the other the amount required so that the allocation of responsibility for the Dispute Auditor’s fees and expenses is consistent with this Section 2.2(d)(ii).

(iii)Within five (5) Business Days after the final determination of the Final Indebtedness, the Final Transaction Expenses, the Final Cash, and the Final Working Capital in accordance with Section 2.2(d)(i) or 2.2(d)(ii):

(A)if the Adjusted Closing Payment is greater than the Closing Payment, Buyer will pay to each Seller, by wire transfer of immediately available funds to the accounts designated by Sellers in writing, its Pro Rata Portion of an amount equal to (1) the Adjusted Closing Payment minus (2) the Closing Payment; or

(B)if the Adjusted Closing Payment is less than the Closing Payment, each Seller will pay, by wire transfer of immediately available funds to the account designated by Buyer in writing, an amount equal to its Pro Rata Portion of an amount equal to (1) the Closing Payment minus (2) the Adjusted Closing Payment.

(iv)The procedures set forth in this Section 2.2(d) for resolving disputes with respect to the calculations of the Closing Indebtedness, the Closing Transaction Expenses, the Closing Cash, and the Closing Working Capital set forth in the Post-Closing Statement will be the sole and exclusive method for resolving any such disputes.

Section 2.3Lowest Price.  For the purpose of the financial arrangements rules in the Income Tax Act 2007 (NZ), Sellers and Buyer agree that: (a) the portion of the Purchase Price paid by Buyer to Sellers in consideration for the NZ Interests (the “NZ Interests Purchase Price”), is the lowest price (within the meaning of section EW 32 of the Income Tax Act 2007(NZ)) Sellers and Buyer would have agreed for the sale and purchase of the NZ Interests on the date of this Agreement, if payment had been required in full at the time the first right in the contracted property (being the NZ Interests) was transferred; (b) the NZ Interests Purchase Price is the value of the NZ Interests; and (c) they will compute their taxable income for the relevant period on the basis that the NZ Interests Purchase Price includes no capitalized interest and they will file their Tax Returns accordingly.

Section 2.4Closing.  Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) will take place by e-mail, or overnight courier exchange of documents at the offices of Benesch, Friedlander, Coplan & Aronoff LLP, 200 Public Square, Suite 2300, Cleveland, Ohio 44114 on (i) December 2, 2020, provided that all conditions precedent set forth in Article VI are satisfied or waived prior to such date (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), (ii) if the Closing has not otherwise occurred prior to such date, December 4, 2020, provided that all conditions precedent set forth in Article VI are satisfied or waived prior to such date (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), (iii) if the Closing has not otherwise occurred prior to such date, January 4, 2021, provided that all conditions precedent set forth in Article VI are satisfied or waived prior to such date (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions),  (iv) if the Closing has not otherwise occurred prior to such date, February 1, 2021, provided that all conditions precedent set forth in Article VI are satisfied or waived prior to such date (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions),  or (v) such other date, time, and place agreed upon by Buyer and Sellers.  The day on which the Closing actually occurs is the “Closing Date”.  Notwithstanding the time on the Closing Date at which the Closing actually occurs, the Closing will be deemed to take place at 12:01 a.m. Eastern Time on the Closing Date (the “Effective Time”).

Section 2.5Closing Deliveries.

(a)At the Closing, Sellers will deliver each of the following to Buyer:

(i)membership interest powers, each duly executed by the applicable Contributor Seller;

(ii)a certificate of non-foreign status in a form that complies with Treasury Regulations Section 1.1445-2(b), duly executed by the Contributor Sellers;

(iii)the TSA, duly executed by Holdings;

(iv)share transfer powers, duly executed by CH Ireland in respect of the Canadian Interests;

(v)the Escrow Agreement, duly executed by the Sellers;

(vi)the Seller Release, duly executed by the Sellers;

(vii)a certificate executed by Sellers, dated as of the Closing Date, stating that the conditions set forth in Sections 6.1(a) and 6.1(b) have been satisfied (the “Sellers Closing Certificate”);

(viii)the articles of organization of each Seller and each Acquired Company, certified by the applicable jurisdiction of formation, and a certificate of good standing from each jurisdiction in which each Acquired Company is qualified to do business as a foreign entity, each dated within ten Business Days prior to the Closing Date;

(ix)a certificate of the Secretary of each Seller (A) certifying, as complete and accurate as of the Closing, attached copies of the operating agreement (or equivalent agreement) of each Seller, (B) certifying and attaching all requisite resolutions or actions of such Seller’s board of directors approving the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby;

(x)evidence reasonably acceptable to Buyer of the release of (i) all security interests held by Bank of America (the “Lender”) with respect to the Contributed Intellectual Property and/or Contributed Assets held by Holdings, as applicable, executed by the Lender and (ii) the lien on CH Canada held by Her Majesty in right of Ontario represented by the Minister of Finance (the “Minister of Finance”), executed by the Minister of Finance;

(xi)a funds flow statement in the form mutually agreed to by Buyer and the Sellers (the “Funds Flow Statement”), executed by the Sellers;

(xii)an assignment of the registered Patents in the form attached hereto as Exhibit G, executed by the applicable Contributor Seller and the Company (the “Assignment of Patents”);

(xiii)the Contribution Agreement, duly executed by the Contributor Sellers and the Company;

(xiv)the Australian Restructuring Agreement, duly executed by CH Australia and Change Australia NewCo;

(xv)to the extent requested by Buyer, resignations effective as of the Closing of each of the directors and officers of the Acquired Companies in their capacity as such, executed by such individuals;

(xvi)evidence reasonably acceptable to the Buyer that the Acquired Companies are the registrants for all of the Domain Names that are Owned Intellectual Property; and

(xvii)such other deeds, bills of sale, endorsements, assignments and other good and sufficient instruments of conveyance and assignment as may reasonably be requested by Buyer, each in form reasonably satisfactory to Buyer, and executed by the applicable Sellers or their Affiliates thereof.

(b)At the Closing, Buyer will deliver each of the following:

(i)the Rep & Warranty Insurer’s binder letter confirming coverage has been bound under the Rep & Warranty Policy and has been issued to Buyer;

(ii)the payments required to be made pursuant to Section 2.2(c) to the payees set forth in Section 2.2(c);

(iii)the Escrow Agreement, duly executed by Buyer and the Escrow Agent;

(iv)the Seller Release, duly executed by Buyer and the Acquired Companies;

(v)the TSA, duly executed by Buyer and the Acquired Companies;

(vi)a certificate executed by a duly authorized representative of Buyer, dated as of the Closing Date, stating that the conditions set forth in Sections 6.2(a) and 6.2(b) have been satisfied (the “Buyer Closing  Certificate”); and

(vii)the Funds Flow Statement, duly executed by the Buyer.

Section 2.6Withholding.  Notwithstanding any other provision of this Agreement, Buyer (or any agent of Buyer) shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement any withholding Taxes required under the Code or any applicable Law to be deducted and withheld; provided that Buyer will provide Sellers with reasonable prior written notice of the intent to deduct and withhold any amounts payable to Sellers and reasonably cooperate with Sellers to reduce or eliminate such deduction and withholding.  All aforementioned withholding Taxes to be deducted and withheld shall be promptly remitted to the appropriate Governmental Authority.  To the extent that any such amounts are so deducted or withheld and remitted, such amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction, withholding and remittance was made.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLERS

Sellers represent and warrant to Buyer as of the date of this Agreement and as of the Closing Date as follows (it being understood and agreed that the Contribution will be consummated immediately prior to the Effective Time and no representation or warranty in this Article III will be deemed inaccurate as of the Closing as a result thereof):

Section 3.1Organization and Power.

(a)Each Seller and each Acquired Company is an entity duly incorporated, organized or formed, as applicable, validly existing and in good standing (to the extent the applicable jurisdiction recognizes such concept) under the Laws of its jurisdiction of incorporation, organization or formation.  Each Seller and Acquired Company is qualified to do business and in good standing in every jurisdiction in which its conduct of the Business requires such qualification, except where the failure to be so qualified would not be material to such Seller or Acquired Company, as applicable.  The Sellers have made available to Buyer true, correct and complete copy of each Acquired Company’s Governing Documents, and, other than as expressly contemplated by this Agreement or in order to consummate the transactions contemplated herein, no amendment or other modification to such Governing Documents has been filed, recorded or is pending thereto.  Schedule 3.1(a) sets forth a complete and accurate list of each jurisdiction in which each Seller and each Acquired Company is qualified or licensed to transact business in connection with the Business.

(b)As of the Closing, each Acquired Company will have all requisite organizational power and authority necessary to own and operate its properties and assets and to carry on the business conducted by it.

Section 3.2Interests; Capitalization; Subsidiaries.

(a)The Contributor Sellers are the record and beneficial owners of the Company Interests as set forth on Schedule 3.2(a), free and clear of any and all Encumbrances other than transfer restrictions imposed by applicable Laws.  CH Ireland is the record and beneficial owner of the Canadian Interests and the NZ Interests, free and clear of any and all Encumbrances other than transfer restrictions imposed by applicable Laws and transfer restrictions set forth in the Governing Documents of CH Canada. CH NZ is the record and beneficial owner of the Australian Interests, free and clear of any and all Encumbrances other than transfer restrictions imposed by applicable Laws and transfer restrictions set forth in the Governing Documents of CH Australia.

(b)The Interests (i) have been duly authorized for issuance and are validly issued, fully paid, and nonassessable; and except as set forth on Schedule 3.2(b), (ii) are not subject to, nor were they issued in violation of any purchase option, call option, right of first refusal or offer, co-sale or participation right, preemptive right, subscription right or similar right.  There are no declared or accrued but unpaid distributions or dividends with respect to any of the Interests.  All outstanding membership interests of the Company are owned, beneficially and of record, by the Contributor Sellers.  All of the issued and outstanding shares in the capital of CH Canada and all shares of CH NZ are owned, beneficially and of record, by CH Ireland.  All shares on issue in the capital of CH Australia are owned, beneficially and of record, by CH NZ.  Except as set forth on Schedule 3.2(b), no Acquired Company currently owns or controls, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person.

(c)There are no outstanding (i) securities convertible into or exchangeable for membership interests of the Company or shares in the capital or shares (as applicable) of any Foreign Company, (ii) options, warrants, calls or other rights to purchase or subscribe for membership interests of the Company or shares in the capital or shares (as applicable) of any Foreign Company, (iii) equity appreciation rights, equity plans, profits interests, phantom equity or similar rights or obligations relating to any Acquired Company, or (iv) Contracts of any kind requiring the issuance, repurchase or redemption after the date hereof of (A) any membership interests of the Company or shares in the capital or shares (as applicable) of any Foreign Company, (B) any convertible or exchangeable security of the type referred to in clause (i), or (C) any options, warrants, calls or rights of the type referred to in clause (ii).  Other than the Acquired Companies’ Governing Documents, there are no voting trusts, proxies or other Contracts to which any Acquired Company is bound with respect to the voting of any equity of such Acquired Company.

(d)The Company has been formed solely for the purpose of engaging in the transactions contemplated hereunder, and, prior to the Closing, the Company will not have engaged in any other business activities other than as contemplated by, or incidental to, this Agreement and Related Agreements.

Section 3.3Power; Authority; Binding Effect.  Each Seller has all requisite power and authority to execute and deliver this Agreement and the Related Agreements to be executed and delivered by it, to consummate the transactions contemplated hereby and thereby, and to perform its obligations hereunder and thereunder.  All actions on the part of each Seller necessary for the authorization, execution, delivery, and performance of all of its obligations under this Agreement and the Related Agreements to which such Seller is or is to be a party have been taken.  This Agreement has been, and upon its execution and delivery each of the Related Agreements to which each Seller will be a party will be, duly and validly executed and delivered by such Seller.  This Agreement and each Related Agreement, when executed and delivered by the other parties thereto, will constitute the legal, valid, and binding obligations of the applicable Sellers, enforceable against them in accordance with their respective terms, except as limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to creditor’s rights generally or by equitable principles (whether considered in an action at law or in equity).

Section 3.4Noncontravention; Consents.  Except as set forth on Schedule 3.4:

(a)the execution, delivery, and performance of this Agreement and the Related Agreements, and the consummation of the transactions contemplated hereby and thereby (including, without limitation, the consummation of the Pre-Sale Foreign Restructuring), do not and will not, with or without the giving of notice or the passage of time or both (i) contravene, conflict with, or result in a violation of or result in or default under the Governing Documents of any Acquired Company or any Seller; (ii) contravene, conflict with, or result in a violation of any Law or Order by which the Sellers, the Contributed Business or an Acquired Company is subject or otherwise bound; (iii) conflict with or result in a violation or breach of, constitute a default or give any party the right to terminate, revoke, accelerate or modify, exercise any remedy under or require notice to or the consent of any Person under, any Material Contract; or (iv) result in the creation or imposition of any Encumbrance upon any of the assets of any Acquired Company; and

(b)the execution, delivery, and performance of this Agreement and the Related Agreements, and the consummation of the transactions contemplated hereby and thereby (including, without limitation, the consummation of the Pre-Sale Foreign Restructuring), will not require any Acquired Company or any Seller to obtain any Order, Permit or waiver of, or declare or file with, or notify, any Governmental Authority, including without limitation the Competition and Consumer Act 2010 and the Foreign Acquisitions and Takeovers Act 1975 of the Commonwealth of Australia.

Section 3.5Financial Statements. Sellers have delivered to Buyer copies of (a) the unaudited carve-out statement of net assets of the Business as of March 31, 2020 (the “Balance Sheet Date”), and the related statement of income for the fiscal year then ended (collectively, the “Year-End Financial Statements”); and (b) the unaudited carve-out statement of net assets of the Business as of June 30, 2020 and the related unaudited statement of income for the three (3)-month period then ended (collectively, the “Current Financial Statements” and, together with the Year-End Financial Statements, the “Financial Statements”).   The Financial Statements present fairly in all material respects the financial position of the Business as of the dates set forth therein and the results of operations of the Business for the periods then ended, in each case, except as set forth in Schedule 3.5, in accordance with GAAP applied consistently with past practices (except for the absence of footnote disclosure and, where applicable, customary year-end adjustments, the effect of which will not, individually or in the aggregate, be material).  The Sellers have made and kept complete and accurate books and records and accounts, which fairly reflect, in reasonable detail, the activities of the Business in all material respects. Since January 1, 2016,  neither the Sellers or their controlled Affiliates ( in connection with the Business), the Foreign Companies, nor, to Sellers’ Knowledge, any director, officer, employee, accountant or representative of the Business, has received written notice of any Proceeding regarding the accounting practices, procedures, methodologies or methods of the Business.

Section 3.6Litigation.

(a)Except as set forth on Schedule 3.6, there are no Proceedings pending (i) by or against (x) the Sellers or any Affiliate thereof that relate the Business or may otherwise affect the Business in any material respect or (y) any Acquired Company, or (ii) by or against the Sellers or any Affiliate thereof, or the Acquired Companies, that challenge, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the transactions contemplated hereby.  To Sellers’ Knowledge, no such Proceeding has been threatened, and no event has occurred or circumstance exists that may reasonably give rise to or serve as a reasonable basis for the commencement of any such Proceeding.

(b)There are no Orders outstanding (i) against (x) the Sellers or any Affiliate thereof that relate to the Business or may otherwise affect the Business, or (y) any Acquired Company; or (ii) against the Sellers or any Affiliate thereof, or the Acquired Companies, that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the transactions contemplated hereby.  To the Knowledge of the Seller, no such Order has been threatened, and no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Order.

Section 3.7Compliance with Laws.  Each Seller and Affiliate thereof is, and since January 1, 2016, has been, in compliance in all material respects with all Laws and Orders applicable to the Contributed Business conducted by it, and the operations of the Business is, and since January 1, 2016, has been, conducted in compliance in all material respects with all Laws and Orders applicable to the Business.  Since January 1, 2016, the Sellers and its Affiliates, to the extent related to the Business have not received any written notice from any Governmental Authority alleging, or been charged with, a violation of any Laws.  Each Acquired Company is, and since the later of January 1, 2016 and the date of its incorporation or formation has been, in compliance in all material respects with all Laws and Orders applicable to its properties and assets.  Since the later of January 1, 2016 and the date of its incorporation or formation, no Acquired Company has received any written notice from any Governmental Authority alleging, or been charged with, a violation of any Laws.

Section 3.8Permits.  Schedule 3.8 contains a complete and accurate list of each Permit that is held by the Sellers and the Acquired Companies, which Permits constitute all of the Permits necessary under applicable Laws to conduct the Business as currently conducted by the Sellers and the Acquired Companies.  Each such Permit is valid and in full force and effect.  The Sellers and the Affiliates thereof (in connection with the Business) and Acquired Companies are, and at all times since January 1, 2016, have been, in compliance in all material respects with all Permits held by Sellers and the Affiliates thereof (in connection with the Business) and any such Acquired Company.  Neither (i) the Sellers or their Affiliates in connection with the Business, nor (ii) any Acquired Company have received, at any time since January 1, 2016, any written notice from any Governmental Authority regarding (i) any actual, alleged or potential violation of or failure to comply with any term or requirement of any such Permit, or (ii) any actual, proposed, or potential revocation, suspension, cancellation or termination of, or modification to, any such Permit.

Section 3.9Assets.

(a)The Sellers and the Acquired Companies have good and valid title to, or in the case of leased or licensed assets or properties, valid leasehold interests in or licenses to, as applicable, all of the properties and assets used by them in their conduct of the Business, free and clear of all Encumbrances (other than Permitted Encumbrances).  The Contributed Assets, together with the rights and services to be provided under the TSA and those assets, rights and services otherwise identified on Schedule 3.9 hereof, constitute all of the assets, tangible and intangible, of any nature whatsoever, necessary to conduct the Business as presently conducted by the Sellers and their Affiliates and the Acquired Companies.  Schedule 3.9(a) sets forth a list of all Contributed Assets with an initial, nondepreciated book value of at least $25,000.

(b)Except as set forth on Schedule 3.9(b), all properties and assets held by the Acquired Companies at the Closing are in good operating condition and repair, normal wear and tear excepted and taking into account the age of such property.

Section 3.10Intellectual Property.

(a)The Sellers (to the extent related to the Contributed Business) and Acquired Companies collectively exclusively own, or have valid and enforceable rights to use pursuant to a Contract, all Intellectual Property used by the Business as currently conducted and as proposed to be conducted, including all Owned Intellectual Property and IP Licenses (collectively, “Business Intellectual Property”).  Schedule 3.10 contains a complete and accurate list of all registered Owned Intellectual Property, including: (i) issued Patents and Patent applications; (ii) Trademark registrations, applications for registration, and material unregistered Trademarks; (iii) registered Copyrights; and (iv) Domain Names, in each case listing the title and current owner, the jurisdiction in which each has been issued or registered and the application, serial or registration number.  All of the Owned Intellectual Property is valid, subsisting and enforceable and is owned by the applicable Contributor Seller or Acquired Company free and clear of all Encumbrances (other than Permitted Encumbrances).  All registered Owned Intellectual Property is maintained in effect by the filing of all necessary filings, maintenance, and renewals and timely payment of requisite fees.

(b)No unresolved claims are pending before any Governmental Authority or, to Sellers’ Knowledge, threatened in writing against a Seller or Acquired Company by any Person alleging that its conduct of the Business infringes the Intellectual Property rights of any Person.  No Seller or any Affiliate thereof (to the extent related to the Contributed Business) or Acquired Company has received any written or other notice, demand, or claim pending, asserted, or threatened (including cease and desist letters) with respect to any actual or alleged infringement, misappropriation, misuse, or violation of the Intellectual Property of any Person by the Business or concerning the validity, scope, registrability or enforceability of any Business Intellectual Property and to the Sellers’ Knowledge, there is no valid basis for either of the same.  To Sellers’ Knowledge, no Person has infringed upon, misappropriated, or otherwise violated or is infringing, misappropriating, or otherwise violating any of the Business Intellectual Property.  Since January 1, 2016, no Seller or Affiliate thereof (to the extent related to the Contributed Business) or Acquired Company has infringed upon or misappropriated or otherwise violated or is infringing upon, misappropriating or otherwise violating any Intellectual Property rights of any third party.

(c)Each Seller and Affiliate thereof (to the extent related to the Business) and Acquired Company has taken all reasonably necessary actions to protect, preserve, and maintain the Owned Intellectual Property and to prevent the unauthorized use or disclosure of Owned Intellectual Property which it maintains as a Trade Secret.  No Trade Secrets have been disclosed by any Seller or Acquired Company except pursuant to a valid and enforceable non-disclosure or confidentiality agreement.  To the Seller’s Knowledge, there has not been any breach by any third party of any confidentiality obligation to a Seller or Affiliate thereof (to the extent related to the Contributed Business) or Acquired Company.  All current and former employees of each Seller and Affiliate thereof (to the extent related to the Business) and Acquired Company, and all current and former independent contractors and consultants of each Seller and Affiliate thereof (to the extent related to the Contributed Business)  and Acquired Company, who have had access to Business Data or Trade Secrets of a Seller or Acquired Company have entered into confidentiality and/or proprietary information agreements with the Contributed Business or such Acquired Company in the forms made available in the Data Room. Except as set forth on Schedule 3.10(c)(i), all current and former employees, independent contractors, and consultants of any Seller or Affiliate thereof (to the extent related to the Contributed Business)  or Acquired Company, that either alone or in concert with others has contributed to the invention, development, programming, design, enhancement, implementation or modification of Owned Intellectual Property in any material manner (each, an “IP Participant”) have executed and delivered to a Seller or Acquired Company, a valid and enforceable agreement providing for (A) the non-disclosure by such IP Participant of any Trade Secrets or other confidential information of a Seller or Acquired Company, and (B) the assignment (by way of a present grant of assignment) by such IP Participant to a Seller or Acquired Company, of any Intellectual Property arising out of such Person’s employment by, engagement by or contract with a Seller or Acquired Company (an “IP Participant Agreement”), and such Seller or Acquired Company has thereby obtained exclusive ownership of all Intellectual Property in such Owned Intellectual Property by operation of law or by valid assignment. To Sellers’ Knowledge, no IP Participant is in default of any IP Participant Agreement.

(d)Schedule 3.10(d) sets forth a complete and accurate list of all Software that is Owned Intellectual Property (“Owned Software”).  The Owned Software (i) conforms in all material respects with all specifications, representations, warranties and other descriptions established by the applicable Seller (to the extent related to the Contributed Business) or Acquired Company, (ii) is operative for its intended purpose free of any material defects or deficiencies and does not contain any Unauthorized Code, and (iii) has been maintained by the applicable Seller or Acquired Company and operates in material compliance with its contractual obligations to customers.  There are no material claims currently pending against any Seller or Affiliate thereof (to the extent related to the Contributed Business) or Acquired Company alleging any defect, error, or bug in any Owned Software or alleging any failure of the Owned Software to meet its specifications or requirements in any material respect.

(e)Each Seller (to the extent related to the Contributed Business) or Acquired Company maintains a complete and accurate copy of the source code for all of its Owned Software, and such Seller (to the extent related to the Contributed Business) or Acquired Company has actual and sole possession and control of the complete source code thereof.  The Owned Software includes at least one electronic copy of the source code therefor and each applicable object file, together with build files, batch files, and/or make files, as may be required to create executables that are included in each release and version of such Owned Software.  The source code for all Owned Software contains accurate and clear annotations and programmers’ comments to enable a programmer of reasonable skill and competence to support, improve, modify, and analyze the Owned Software and otherwise has been documented in a professional manner consistent with industry standards.

(f)No Seller or Affiliate thereof (to the extent related to the Business) or Acquired Company has permitted any other Person (other than an authorized employee or contractor subject to an IP Participant Agreement), to reverse engineer, disassemble, or decompile any of the Owned Software to create such source code, except as may be required by Law. All copies of any Owned Software distributed in connection with the Business of a Seller any Affiliate thereof or Acquired Company have been distributed solely in object code form.  Since January 1, 2016, there has been no disclosure of any Owned Software or any source code therefor by a Seller or any Affiliate thereof or Acquired Company, or to the Sellers’ Knowledge, by any other Person, other than through licensing of object code versions thereof to customers or to employees, contractors, and service providers who have a need to access the source code in the ordinary course of business for the purpose of hosting, support, and development of the Owned Software.  Each copy so distributed to a customer by a Seller or Acquired Company is the subject of a valid, existing, and enforceable non-exclusive Outbound License Agreement.  Except as set forth in Schedule 3.10(f), no Seller or any Affiliate thereof, or Acquired Company has entered into any agreement requiring that the Owned Software source code or related know-how be placed in escrow so that a licensee or other person might obtain access to it upon the occurrence of any release condition.

(g)Schedule 3.10(g) sets forth all Publicly Available Software that is incorporated in, distributed, linked or otherwise used with any Owned Software.  No Publicly Available Software has been incorporated in, linked to, distributed with or otherwise used in connection with any Software that is Owned Intellectual Property in any manner that may (i) require, or condition the use or distribution of any such Software, product or service on the disclosure, licensing or distribution of any source code for any portion of such Software (other than the Publicly Available Software itself) or (ii) otherwise impose any material limitation, restriction or condition on the right or ability of any Acquired Company to use, allow third parties to use, distribute or enforce any Software that is Owned Intellectual Property.  The Sellers and the Affiliates thereof (to the extent related to the Contributed Business) and Acquired Companies have complied with all of the requirements of each license applicable to any Publicly Available Software.

(h)The Sellers (to the extent related to the Contributed Business) and Acquired Companies possess all necessary rights to use all Business Systems used in the Business as currently conducted and the Business Systems are sufficient and operate as necessary for the needs of the Business as currently conducted.  The Business Systems, since January 1, 2016, have not suffered any material malfunction, except malfunctions that have been remediated in all material respects.  Each Seller (to the extent related to the Contributed Business) and Acquired Company maintains all required licenses and service contracts that are material to its operation of the Business as currently conducted, including the purchase of a sufficient number of licenses seats for all Software with respect to the Business Systems.  The Sellers and the Affiliates thereof (to the extent related to the Contributed Business) and Acquired Companies have implemented and maintain all commercially reasonable technical, administrative and physical safeguards to protect the integrity, security and operation of the Business Systems, and none of the Business Systems contain any disabling or destructive code or instructions or virus that is designed or intended to have or capable of resulting in disrupting, disabling, or otherwise impeding the operation of the Business Systems or damaging or destroying any data or file without the user’s consent.

(i)The Business Intellectual Property constitutes all of the Intellectual Property necessary for the operation of the Business by the Sellers and Acquired Companies as conducted as of the date hereof.  Other than the Contribution, the consummation of the transactions contemplated hereby will not result in the loss or material impairment of the applicable Seller’s or Acquired Company’s right to own or use any Business Intellectual Property in the manner current owned or used by the Business as currently conducted.

(j)No Seller or its Affiliates (in connection with the Business) or Acquired Company has experienced any Security Breaches or material Security Incidents involving the Business or Business Data, and no Seller or its Affiliates (in connection with the Business) or Acquired Company has received any notices or complaints from any Person regarding such a Security Breach or material Security Incident involving the Business or Business Data. There is no complaint to, or any audit, proceeding, investigation, or claim currently pending or, to Seller’s Knowledge, threatened against any Seller or its Affiliates (in connection with the Business) or Acquired Company by any private party or any Governmental Authority with respect to (i) a violation of any Privacy and Security Requirements; (ii) a violation of any third party or entity’s privacy, personal or confidentiality rights under any Privacy Laws; or (iii) the failure of any Seller or its Affiliates (in connection with the Business) or Acquired Company with respect to completing any security audit and correcting any material issues raised by such security audit, as contemplated by the Privacy Laws. Each Seller’s and its Affiliates (in connection with the Business) and Acquired Company’s operation of the Business is in material compliance with all applicable Privacy and Security Requirements currently in effect.  Each Seller and its Affiliates (in connection with the Business) and Acquired Company has a valid and legal right (whether contractually, by law or otherwise) to Process all Personal Information for the purpose such Personal Information was collected, used or disclosed in connection with its operation of the Business.

(k)Each Seller and its Affiliates (with respect to its conduct of the Business)  and Acquired Company (i) has implemented commercially reasonable physical, technical and administrative safeguards that are designed to protect Personal Information and Business Data in its possession or control from unauthorized access and with respect to its compliance in all material respects with all applicable Privacy and Security Requirements currently in effect, (ii) maintains commercially reasonable data back-up and/or contingency operations plans; and (iii) has conducted vulnerability scans, penetration testing and risk assessments consistent with Privacy and Security Requirements and industry standards applicable to the Business and has remediated all deficiencies identified in any of the same. With respect to transactions Processed in any way (including any

Processing (including storing or communication) of transaction data or payment card data) by any Seller and its Affiliates (in connection with the Business) or Acquired Company, including on behalf of any Person, each Seller and its Affiliates (in connection with the Business) and Acquired Company and any or their processors is and at all times has been in compliance with the applicable Payment Card Industry Data Security Standards, as it may be amended from time to time (PCI-DSS). Each Seller and its Affiliates (in connection with the Business) and Acquired Company has truthfully and accurately completed all Self-Assessment Questionnaires as required under PCI-DSS. Each Seller and its Affiliates (in connection with the Business) and Acquired Company do not distribute marketing communications to any data subject, except in accordance with and as permitted by the Privacy Laws.  No Seller or its Affiliates (in connection with the Business) or Acquired Company has supplied or provided access to Personal Information Processed by it to a third party for remuneration or other consideration.

(l)With respect to each third party servicing, outsourcing, or similar arrangement involving Business Data Processed in connection with the Business of a Seller or Acquired Company, contractually obligated any such third party service provider under a Privacy Contract to (w) comply with the applicable Privacy Laws with respect to Business Data, including without limitation any data access requests made by a customer, client, or end user of a product or service of the Business, (x) protect and secure from loss or damage, unauthorized access, use, disclosure or modification, or any other misuse of Business Data, (y) restrict use of Business Data to those authorized or required under the servicing, outsourcing or similar arrangement, and (z) certify or guarantee the return or adequate disposal of Business Data.

(m)The execution, delivery, or performance of this Agreement and the consummation of the transactions contemplated by this Agreement will not violate Privacy Laws or give rise to any right of termination or other right to impair or limit any Seller’s or Acquired Company’s rights to own or Process any Business Data used in or necessary for its operation of the Business.

Section 3.11Contracts.

(a)Material Contracts.  Schedule 3.11(a) contains a correct and complete list of the following Contracts (i) to which any Acquired Company is a party or (ii) to which any Seller or any controlled Affiliate thereof is a party (any such Acquired Company, or any Seller or controlled Affiliate hereof, a “Seller Contract Party”) (collectively, the “Material Contracts”):

(i)Leases, personal property leases and lease purchase agreements and other Contracts Related to the Business under which any Seller Contract Party is lessee or lessor of any real or personal property and which requires annual payments in excess of $10,000;

(ii)Contracts Related to the Business that involve the performance of services or delivery of goods or materials by any Seller Contract Party that are reasonably expected to result in revenue to any Seller Contract Party in excess of $100,000 for any individual Contract or $250,000 in the aggregate for any group of related Contracts, in each case in the 12-month period following the Closing Date;

(iii)Contracts Exclusively Related to the Business that involve the performance of services for, or delivery of goods or materials to, any Seller Contract Party that are reasonably expected to result in expenditures by such Seller Contract Party in excess of $100,000 in the 12-month period following the Closing Date;

(iv)Contracts Related to the Business for the employment or engagement of any director, officer, employee or other Person on a full-time, part-time or consulting basis that provide for annual cash or other compensation in excess of $150,000 and (A) that provide for the payment of any cash or other compensation or benefits upon the consummation of the transactions contemplated by this Agreement; or (B) provide for any severance upon termination of employment;

(v)Contracts entered into in connection with the Business which relate to the acquisition or disposition of any business, assets or securities, or any equity or debt investment in or any loan to any Person;

(vi)Contracts Related to the Business which provide any Material Customer with pricing, discounts or benefits that change based on the pricing, discounts or benefits offered to other customers or by other suppliers to such Material Customer, including Contracts containing “most favored nation”, “most favored customer” or similar provisions;

(vii)Contracts Related to the Business that include minimum purchase requirements or commitments or take-or-pay obligations of any Seller Contract Party, in each case for consideration in excess of $100,000;

(viii)Contracts Related to the Business containing covenants limiting the freedom of any Seller Contract Party to compete in any line of business or with any Person or in any geographic area or market or granting to another Person a right of exclusivity;

(ix)Contracts pursuant to which (i) any Seller Contract Party, to the extent Related to the Business, licenses any Intellectual Property owned by a third party and used in the operation of the Business (“Inbound License Agreements”), other than any Contracts relating to the use of Commercially Available Software, or (ii) any Seller Contract Party has licensed, granted, or transferred any Business Intellectual Property to any third-party (“Outbound License Agreements”);

(x)partnership agreements, joint venture agreements and all other similar Contracts that involve a sharing of profits, losses, costs or Liabilities by any Seller Contract Party (to the extent Related to the Business) with another Person;

(xi)Contracts with any Material Customer or Material Supplier;

(xii)any note, indenture, loan agreement, credit agreement, security agreement, financing agreement, or other evidence of Indebtedness relating to the borrowing of money by the Acquired Companies or, to the extent Related to the Business, and any other Seller Contract Party, any guarantee made by the Acquired Companies or, to the extent Related to the Business, any other Seller Contract Party in favor of any Person guaranteeing obligations of such Person, or any letter of credit issued for the account of the Acquired Companies or, to the extent Related to the Business, any other Seller Contract Party; and

(xiii)each amendment, supplement and modification in respect of any of the foregoing.

Each Material Contract, is in full force and effect and is valid and enforceable in accordance with its terms, except as limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to creditor’s rights generally or by equitable principles (whether considered in an action at law or in equity).  The applicable Contributor Seller or Acquired Company is, and has been since March 1, 2017, in compliance in all material respects with the terms of each Material Contract to which it is a party, and, to Sellers’ Knowledge, each other Person that is party to such Material Contract is, and has been, since January 1, 2020, in compliance in all material respects with the terms and requirements of such Material Contract.  Except as set forth on Schedule 3.11(a) since January 1, 2020, no Contributor Seller or Acquired Company has received written notice from any Person party to any Material Contract regarding the termination, cancellation or material change to the terms of any Material Contract.  Except for the Missing Customer Contracts (as defined below), Sellers have delivered or made available to Buyer correct and complete copies of each Material Contract, in each case, as amended and in effect as of the date hereof.  There are no obligations under any Contracts of the Acquired Companies as of the Closing (excluding the Shared Customer Contracts being contributed to the Company in accordance with the terms of the Contribution Agreement) outside of the scope of the Business, including any Acquired Company Guarantees or similar obligations, under any such Contracts for the benefit of any Seller or the controlled Affiliates thereof (not including the Acquired Companies).

(b)Missing Contracts.  Schedule 3.11(b) sets forth a list of all current customers of the Business for which no Contract has been located as of the date hereof (the “Missing Customer Contracts”).

Section 3.12Employee and Labor Matters.

(a)Each Seller and its Affiliates (solely with respect to employees of the Business) and Acquired Company is, and since January 1, 2016, has been in compliance with all material Laws relating to labor and employment matters, terms and conditions of employment, equal opportunity, nondiscrimination, work authorization, wages and hours of work, independent contractor classification, the COVID-19 pandemic, immigration, occupational health and safety, reasonable accommodations, employee leave, workers’ compensation, harassment and unemployment insurance, and no Seller or the Affiliates thereof (solely with respect to employees of the Business)  or any Acquired Company is liable for any arrears of wages or any taxes or penalties for failure to comply with the foregoing.  Since January 1, 2016, there has been no collective bargaining or other labor union agreement to which any Seller or the Affiliates thereof (solely with respect to employees of the Business) or Acquired Company is a party or by which it is bound, been negotiating or been asked to negotiate, involving employees of the Business.  Since January 1, 2016, there has been no actual or threatened labor union organizing activity or any employee strikes, work stoppages, slowdowns, lockouts, unfair labor practice charges or proceedings or other disputes involving a labor organization affecting employees of the Business.

(b)There have not been any “plant closings” or “mass layoffs” (as those terms are defined in the Worker Adjustment and Retraining Notification Act, or any local or state Law, hereinafter the “WARN Act”), by the Sellers or Acquired Companies that have created any obligations under the WARN Act in the past ninety (90) days.  Sellers (or the Acquired Companies, if applicable) have not laid off any employees of the Business, implemented furloughs or temporary layoffs of any employees of the Business, reduced any of the workforce of the Business, or eliminated any positions relating to the Business in the one hundred twenty (120) day period prior to the date hereof.

(c)Schedule 3.12(c) sets forth the names (to the extent permitted under applicable Law), job titles, locations where employed (city, state or province, and country), employer, leave status, classification as exempt or non-exempt under the Fair Labor Standards Act or related state law, and current annual salary rates or current hourly wages of all employees of the Business (including all Continuing Employees).

(d)Except as listed in Schedule 3.12(d), (i) the employees of the Business that are located in the United States are “at will”, (ii) the Business does not employ any employee, independent contractor or sales representative who cannot be dismissed immediately, whether currently or immediately after the consummation of the transactions contemplated by this Agreement, without notice and without further liability to the Sellers or Acquired Companies, other than such as results by applicable Law outside the United States from the employment of an employee without an agreement as to notice or severance and (iii) no Canada Employee is entitled to notice of termination that is greater than the statutory minimum under applicable employment standards legislation.  Other than the confidentiality agreement entered into by all employees of the Business in connection with the onboarding process, no employee of the Business is a party to any written agreement between such employee and any Seller, Acquired Company or the Change Group.  To the Knowledge of Sellers, no employee of the Business is a party to any written agreement between such employee and any Person other than Sellers or any Acquired Company that adversely affects the performance of that employee’s duties as an employee with respect to the Business.

(e)Except as set forth on Schedule 3.12(e), no employees with respect to the Business have provided notice to Sellers or their Affiliates, or any Acquired Company of any termination of employment and, to Sellers’ Knowledge, there is no officer or executive with respect to the Business who intends to terminate his, her or their employment with the Business.

(f)Each employee of the Business that is located in the United States is (i) a United States citizen, (ii) a lawful permanent resident of the United States or (iii) an alien authorized to work in the United States either specifically for Business or for any United States employer.  The applicable Seller or Acquired Company has a true and completed Form I-9 (Employment Eligibility Verification) for each of the Business’s employees employed by it pursuant to the Immigration Reform and Control Act of 1986, and all regulations promulgated thereunder and each such Form I-9 has since been updated as required by applicable Laws and is correct and complete in all material respects.  All individuals who are performing consulting or other services for any Seller (to the extent Related to the Business) or any Acquired Company are correctly classified as either “independent contractors,” or “employees,” as the case may be.

(g)There are no pending or, to the Knowledge of Sellers, threatened Proceedings against the Business pending before any Governmental Authority based on, arising out of, in connection with, or otherwise relating to the employment, termination of employment, failure to employ, or any other employment action taken in relation to any individual employed by the Business or related to any employment or labor laws.

(h)Other than the Canada Employees, there are no employees currently employed by CH Canada.

Section 3.13Benefits.

(a)Schedule 3.13 lists each Employee Plan and separately identifies each Employee Plan by applicable jurisdiction.  All Employee Plans are and have been established, maintained, operated and administered in all material respects in compliance with their terms and governing documents and with the applicable requirements of ERISA, the Code and any other applicable Laws.  Neither the Sellers nor any ERISA Affiliates (including any Acquired Companies) nor, to the Knowledge of Sellers, any other Person, has engaged in any transaction with respect to any Employee Plan that would be reasonably likely to subject the Business or any Acquired Company to any material Tax or penalty (civil or otherwise) imposed by ERISA, the Code or other applicable Law.

(b)Each Employee Plan set forth on Schedule 3.13 that is intended to be qualified under Section 401(a) of the Code has been determined by the IRS to be so qualified or is a prototype plan that is entitled to rely on an opinion letter issued by the Internal Revenue Service to the prototype plan sponsor regarding qualification of the form of the prototype plan, and there are no facts or circumstances that would be reasonably likely to adversely affect the qualified status of any such Employee Plan. All material reports and other documents required to be filed with any Governmental Authority or distributed to plan participants or beneficiaries (including annual reports, summary annual reports, actuarial reports, audits or Tax Returns) have been timely filed or distributed.

(c)To Sellers’ Knowledge, there has been no non-exempt “prohibited transaction” within the meaning of Section 4975(c) of the Code or Section 406 of ERISA involving the assets of any Employee Plan that would reasonably be expected to result in a material liability to the Sellers or the Business or any Acquired Company.

(d)There is no pending or, to Sellers’ Knowledge, threatened Proceeding with respect to any Employee Plan (other than routine claims for benefits) or with respect to any fiduciary, administrator, party in interest or sponsor thereof (in their capacities as such) that would reasonably be expected to result in or subject the Business or any Acquired Company to any material Liability.  No examination, voluntary correction proceeding or audit of any Employee Plan by any Governmental Authority is currently in progress or, to the Knowledge of the Sellers, threatened.  Neither the Sellers nor any Acquired Company is a party to any agreement or understanding with the Pension Benefit Guaranty Corporation, the Internal Revenue Service or the Department of Labor.

(e)No Employee Plan is (i) a “multiemployer plan,” as such term is defined in Section 3(37) of ERISA, (ii) a plan that is subject to Title IV of ERISA, Section 302 or 303 of ERISA or Section 412 or 436 of the Code, (iii) is a multiple employer plan as defined in Section 413(c) of the Code or (iv) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA, and neither the Sellers nor any of their ERISA Affiliates (including the Acquired Companies) has ever maintained, contributed to, been required to contribute to or otherwise had any Liability, contingent or otherwise, with regard to any Employee Plan described in clauses (i), (ii), (iii) or (iv) above.  None of the Employee Plans that are “welfare benefit plans,” within the meaning of Section 3(1) of ERISA, provide for continuing benefits or coverage after termination or retirement from employment, except for COBRA rights under a “group health plan” as defined in Section 4980B(g) of the Code and Section 607 of ERISA, with the cost of the applicable coverage the sole responsibility of the applicable employee.

(f)Except as set forth in Section 3.13(f) of the Seller Disclosure Schedule, neither the execution and delivery of this Agreement or any other related documents nor the consummation of any of the transactions contemplated by this Agreement could (alone or in combination with one or more events or circumstances): (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any employee of the Business; (ii) increase any compensation or benefits otherwise payable to any employees of the Business; or (iii) result in the acceleration of the time of payment, funding or vesting of any such compensation or benefits.  Neither the Sellers nor any of their ERISA Affiliates (including the

Acquired Companies) have announced any type of plan or binding commitment to (1) create any additional Employee Plan, or (2) amend or modify any existing Employee Plan with any current or former employee, independent contractor or director.

(g)No additional tax under Section 409A(a)(1)(B) of the Code has been or is reasonably expected to be incurred by a participant in any Employee Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A(d)(1) of the Code), and no employee of the Business is entitled to any gross-up or otherwise entitled to indemnification by the Sellers or any of their ERISA Affiliates (including the Acquired Companies) for any violation of Section 409A of the Code.

(h)With respect to each of the Employee Plans, all required contributions, payments and accruals have been made on a timely basis and in accordance with the terms of such Employee Plans and applicable laws or, to the extent not yet due, properly accrued for on the books and records of the Sellers and the Acquired Companies (and in such case will be subsequently made) and there is no unfunded Liability related to any Employee Plans.  All premiums or other payments for all periods ending on or before the Closing Date have been timely paid with respect to each Employee Plan that is a welfare benefit plan.

(i)Each Employee Plan that is a “group health plan” (within the meaning of Section 5000(b)(1) of the Code) is in compliance in with the applicable requirements of the Affordable Care Act. There exists no basis upon which Sellers, or the ERISA Affiliates thereof (including the Acquired Companies), would be expected to be subject to any material penalties or assessable payments under Section 4980B or Section 4980H of the Code, nor have the Sellers any or their ERISA Affiliates (including the Acquired Companies) received any correspondence from the IRS or other agencies indicating that such penalties or assessable payments are or may be due.

(j)CH NZ has complied with all of its obligations under the Holidays Act 2003.

Section 3.14Taxes.

(a)All income and other material Tax Returns required to have been filed by the Acquired Companies, the Company or, solely with respect to non-income Tax Returns, the Contributor Sellers with respect to the Business have been timely filed (taking into account requests for extensions to file such returns), and all such Tax Returns of the Acquired Companies or, solely to the extent they relate to the Business, of the Contributor Sellers, were true, correct and complete in all material respects.  All Taxes shown to be due and owing on such Tax Returns and all other material Taxes due and owing by the Acquired Companies or the Contributor Sellers with respect to the Business have been paid.

(b)All material Taxes required to be withheld by the Acquired Companies or the Contributor Sellers with respect to the Business have been withheld and have been (or will be) duly and timely paid to the proper taxing authority, and all IRS Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

(c)None of the Acquired Companies is a party to any Tax allocation, sharing, distribution, gross-up or indemnification agreement other than commercial agreements entered into in the ordinary course of business the principal purpose of which is not Tax.

(d)There is no dispute, claim, audit, or other Proceeding pending concerning any Liability for Taxes of the Acquired Companies or any Liability for material Taxes of the

Contributor Sellers with respect to the Business, and no such dispute, claim, audit, or other Proceeding has been proposed or threatened in writing.

(e)None of the Acquired Companies has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, in each case with respect to the Business, which period (after giving effect to such extension or waiver) has not expired.

(f)Neither the Company nor the Contributor Sellers (with respect to the Business) is or has been a party to any “listed transaction” as defined in Section 6707(A)(c)(2) of the Code and Treasury Regulations Section 1.6011-4(b)(2) that would reasonably be expected to affect its Taxes for a period not closed by the applicable statute of limitations.

(g)The Company is and since its formation has been properly classified as a disregarded entity for federal and applicable state income Tax purposes.

(h)None of the Canadian Interests is “taxable Canadian property” within the meaning of the Income Tax Act (Canada), other than taxable Canadian property that is “excluded property” as defined in subsection 116(6) of the Income Tax Act (Canada).

(i)Neither any Acquired Company nor the Contributor Sellers with respect to the Business have any material escheat or unclaimed property obligations.

(j)There are no Encumbrances for Taxes on any assets of the Company including the assets contributed to the Company pursuant to the Contribution Agreement except for Permitted Encumbrances.

(k)Neither the Company nor the Contributor Sellers with respect to the Business has any liability for Taxes of another Person under Treasury Regulation section 1.1502-6, as a transferee or successor, by Contract, or otherwise.

(l)CH Canada will not be required to include in a tax period ending after the Closing Date any material amount of taxable income attributable to income that accrued in respect of a tax period that ended on or prior to the Closing Date, but was not recognized for Tax purposes in such pre-closing tax period, to the extent in excess of the amount of any related liability taken into account for purposes of determining the Final Working Capital.

(m)Neither the Sellers nor the Acquired Companies are a party to any agreement or arrangement with any employee of the Acquired Companies that would, as a result of the sale of the Company Interests, separately or in the aggregate, result in the actual or deemed payment of any “excess parachute payments” within the meaning of section 280G of the Code (or any comparable provision of foreign, state or local Law).

(n)Neither the Company nor any of the Sellers has requested or received a ruling from any Governmental Authority or signed any binding agreement with any Governmental Authority that would impact the amount of Tax due from Buyer or its Affiliates (including following the Closing, for the avoidance of doubt, the Company) after the Closing Date.

(o)None of the assets contributed to the Company pursuant to the Contribution Agreement consist of ownership interests in any entity.

(p)None of the Foreign Companies (i) has or has had any nexus with the United States, a trade or business or permanent establishment within the United States or any other connection with the United States that has subjected or could reasonably be expected to have subjected it to U.S. federal, state or local Tax; (ii) is or was a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or is treated as a U.S. corporation under Section 7874(b) of the Code; or (iii) was created or organized in the United States such that such entity would be taxable in the United States as a domestic entity pursuant to United States Treasury Regulation Section 301.7701-5(a).

(q)None of the Acquired Companies has participated in or is it participating in an international boycott within the meaning of Section 999 of the Code.

(r)Since March 1, 2017, all transfer pricing rules applicable under Law have been complied with in all material respects by the Acquired Companies.  All documentation required by all relevant transfer pricing Laws has been timely prepared by the Acquired Companies.

(s)None of the Foreign Companies will be required to include any item of income in, or exclude any deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the  Closing Date; or (ii) closing agreement with a Governmental Authority entered into prior to the Closing.

Section 3.15Related-Party Transactions.  Except as set forth in Schedule 3.15, (i) no Seller or any Affiliate thereof, and (ii) no director, manager, officer, shareholder, or member of a Seller (or any Affiliate thereof) or an Acquired Company, no employee of the Business, and, to Sellers’ Knowledge, no member of his, her, or its immediate family (any such individual, a “Company Related Person”), is, or since January 1, 2016, has been (a) indebted to the Business, nor is the Business indebted (or committed to make loans or extend or guarantee credit) to any of them, other than for accrued salaries, reimbursable expenses, or other standard employee benefits; (b) a party to any Contract with the Business; (c) in a business relationship with the Business or any Material Customer or Material Supplier; (d) an owner of more than 5%, or a director, officer or manager, of any Material Customer or Material Supplier, or (e) owned, any material property or right, tangible or intangible, used by the Business.

Section 3.16Insurance.  Schedule 3.16 sets forth a correct and complete list of all material fire, theft, casualty, general liability, workers’ compensation, business interruption, product liability, property, automobile, cargo, and other material insurance policies maintained by the Sellers and Acquired Companies with respect to the Business (collectively, the “Insurance Policies”), including whether each such Insurance Policies is on an occurrence or claims made basis.  All Insurance Policies are in full force and effect and the Sellers and Acquired Companies are in compliance in all material respects with the terms and provisions of the Insurance Policies.  No Seller or Acquired Company has received any written notice that any Insurance Policy will be terminated, cancelled, or not renewed.  All of the Insurance Policies of the Sellers and Acquired Companies with respect to the Business are legal, binding and in full force and effect, and all premiums due to date under such policies have been paid.  No written notice of cancellation or termination has been received by the Sellers or the Acquired Companies with respect to any of the Insurance Policies with respect to the Business.  The Sellers and the Acquired Company do not maintain any self-insurance or coinsurance arrangement.

Section 3.17Real Property.

(a)No real property is owned in fee by a Seller or any Affiliate thereof and used in the Contributed Business or owned in fee by an Acquired Company.  Schedule 3.17(a) sets forth all leases, subleases, licenses, rentals and occupancy agreements of real property (the “Leased Real Property”) by any Seller with respect to the Contributed Business or an Acquired Company (whether as a (sub)lessor, (sub)lessee, (sub)licensor, (sub)licensee or otherwise) (individually, a “Lease” and collectively, the “Leases”), along with the date and legal name of each party thereto.  Each Lease is a valid and binding obligation of the Seller or Acquired Company party thereto, enforceable against such Seller or Acquired Company in accordance with its terms, except as such enforceability may be limited by (i) applicable insolvency, bankruptcy, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and (ii) applicable equitable principles (whether considered in a proceeding at law or in equity).  No Seller or any Acquired Company nor, to Seller’s Knowledge, any other party thereto is in material violation or breach of or default under any of the Leases, and to Sellers’ Knowledge no condition exists or event has occurred which, with or without the lapse of time or both, would constitute or result in such a breach or default, or permit the termination, modification or acceleration of rent or any other right under any Lease.  Sellers have made available to Buyer a true, correct and complete copy of each Lease and all amendments thereto and to the extent in Sellers’ possession as of the date hereof all notices from the applicable lessor, estoppel certificates, subordination, non-disturbance and attornment agreements and all other material documents related to the Leases.  Neither any Seller nor any Acquired Company owes any brokerage commissions or finder’s fees with respect to any Lease.  The Leases comprise all of the real property used in the Business, and no Seller or any Acquired Company is a party to any current agreement or option to purchase any real property or interest therein to be used in the Business.

(b)Except as set forth on Schedule 3.17(b), no Seller or any Affiliate thereof or Acquired Company has (i) leased or otherwise granted to any Person the right to use or occupy the Leased Real Property or any portion thereof or (ii) collaterally assigned or granted any other lien in any Lease or any interest therein, except for Permitted Encumbrances.

Section 3.18Environmental Matters.  Except as set forth on Schedule 3.18:

(a)the Sellers and the Affiliates thereof (to the extent relating to the Contributed Business) and the Acquired Companies are, and at all times since January 1, 2016 have been, in compliance in all material respects with all applicable Environmental Laws;

(b)since the later of January 1, 2016 and the date of its incorporation or formation, no Seller or Affiliate thereof (to the extent related to the Business) or Acquired Company has received any written notice from a Governmental Authority alleging a material violation of any Environmental Law by such Person or alleging that such Person may have any material Liability under any Environmental Law;

(c)the Sellers and the Acquired Companies possess all material Permits that are necessary or required under applicable Environmental Laws for the conduct of the Contributed Business as currently conducted;

(d)none of the Sellers or Affiliates thereof (to the extent related to the Business) or the Acquired Companies is, or at any time since the later of January 1, 2016 and the date of its incorporation or formation has been, in material breach or violation of, or material default (with or without notice or lapse of time, or both) under, any Permit issued pursuant to an Environmental Law;

(e)there are no Proceedings pending or, to Sellers’ Knowledge, threatened against any Seller or Affiliate thereof (to the extent related to the Business) or an Acquired Company pursuant to any Environmental Law; and

(f)there has been no Release at any real property owned by the Sellers or Affiliates thereof (to the extent related to the Contributed Business) or used by the Acquired Companies, and there has been no Release by the Sellers (to the extent related to the Contributed Business) or by the Acquired Companies at any location, in either case that would give rise to any material Liability under applicable Environmental Laws.

Section 3.19Undisclosed Liabilities.  Neither (x) the Sellers or the Affiliates thereof (to the extent related to the Business) nor (y) any Acquired Company has any Liability, other than (a) Liabilities reflected or reserved for in the Financial Statements, (b) Liabilities incurred in the ordinary course of business since the Balance Sheet Date (none of which is a Liability resulting from, arising out of, relating to, in the nature of, or caused by any breach of contract, breach of warranty, tort, infringement, violation of law, environmental matter, claim or lawsuit), (c) Liabilities arising in connection with this Agreement and the transactions contemplated hereby which will be fully satisfied at or prior to the Closing, and (d) Liabilities set forth on Schedule 3.19(a).

Section 3.20Absence of Certain Events.  Except as set forth on Schedule 3.20 or as otherwise contemplated by this Agreement (including the Contribution), since the Balance Sheet Date, (a) the Sellers and Acquired Companies have operated the Business in the ordinary course of business consistent with past practices, (b) there has been no event, occurrence, or development that has had a Material Adverse Effect, and (c) no Seller or any Affiliate thereof (in connection with the Business) or Acquired Company has:

(a)amended or restated its Governing Documents;

(b)issued any equity interests or purchased or redeemed any of its equity interests;

(c)incurred any Indebtedness or mortgaged, pledged or subjected to any Encumbrance (other than Permitted Encumbrances) any of its properties or assets, in each case relating to its conduct of the Business;

(d)entered into any new line of business;

(e)amended in any material respect or terminated any Material Contract;

(f)sold, assigned, licensed, transferred, conveyed, leased, or otherwise disposed of any right, title, or interest in or to any material properties or assets, in each case relating to its conduct of the Business;

(g)made any capital expenditures with respect to its conduct of the Business outside of the ordinary course of business or as contemplated by the capital expenditure forecast made available to Buyer prior to the date hereof;

(h)waived, released, settled, or compromised any material Liability or Proceeding relating to its conduct of the Business;

(i)terminated the employment or otherwise modified, in any material respect, the terms and conditions of employment or engagement of any employee or consultant of the Business,;

(j)adopted, amended, modified, or terminated any Employee Plan or other plan, Contract, or commitment for the benefit of any employee, director, or officer of the Business;

(k)made any change in any method of accounting or accounting practices with respect to the Business, except as required by GAAP or applicable Laws, or as disclosed in the notes to the Financial Statements;

(l)acquired assets, including acquired any business, whether by merger, consolidation, the purchase of all or a substantial portion of the assets or equity interests of such business or otherwise;

(m)experienced any damage, destruction or loss (whether or not covered by insurance) to any of the assets of the Company in excess of $25,000;

(n)made any material change in connection with the accounts payable or accounts receivable terms, systems, policies or procedures applicable to the Business;

(o)declared, set aside or paid any dividend or other distribution (whether in cash, securities or property or other combination thereof) in respect of any Foreign Company;

(p)entered into any Contract to do any of the foregoing.

Section 3.21Customers and Suppliers.

(a)Schedule 3.21(a) sets forth a correct and complete list of the top twenty (20) customers of the Business (the “Material Customers”) based on revenues generated in the 12-month period ended August 31, 2020.  Since January 1, 2019,

(i)No Material Customer has canceled, terminated, otherwise altered its relationship with the Business, or to the Knowledge of the Seller, has threatened to terminate, suspend or reduce its business with respect to the Business, and, to the Knowledge of the Seller, no facts or circumstances exist or have occurred (including any communications or notices from such Material Customer) that would indicate that there has been, or that would be reasonably likely to result in, a termination, suspension or material reduction by such Material Customer of its business with respect to the Business.

(ii)No Material Customer has (A) materially altered its pattern of payment with respect to the Business, or (B) made any material complaint regarding pricing, product quality or service, or demanded any price adjustment material to the Business.

(b)Schedule 3.21(b) sets forth a correct and complete list of the top ten (10) suppliers of the Business (the “Material Suppliers”) based on purchases made by the Business in the 12-month period ended August 31, 2020.  Since January 1, 2019: no Material Supplier has canceled, terminated, or otherwise altered its relationship with the Business, or to the Knowledge of the Company, has threatened to terminate, suspend or reduce materially its business with such Seller or Acquired Company, and, to the Knowledge of the Seller, no facts or circumstances exist or have occurred (including any communications or notice from such Material Supplier) that that would indicate that there has been, or that would be reasonably likely to result in, a termination, suspension or material reduction by such Material Supplier or of its business with such Seller or Acquired Company.

Section 3.22Healthcare.

(a)Each Seller and its Affiliates (to the extent related to the Business) and Acquired Company is, and since January 1, 2016 has been, in compliance in all material respects with applicable Healthcare Laws.  The Sellers and the Affiliates thereof (to the extent related to the Business), the Acquired Companies nor any of their respective employees, officers or directors has been excluded, suspended, debarred from, or are otherwise ineligible for participation in, any government health care program.  The Sellers and the Affiliates thereof (to the extent related to the Business) and the applicable Acquired Companies have conducted background checks as applicable and required by Healthcare Laws, including screening all employees, officers, directors, vendors and contractors of such entities, as applicable, against the List of Excluded Individuals and Entities maintained by the Office of Inspector General of HHS and the System for Award Management excluded parties data maintained by the General Services Administration.  Neither (x) the Sellers or the Affiliates thereof (to the extent related to the Business), (y) the Acquired Companies, nor (z) to Sellers’ Knowledge, any of their respective owners, officers, directors, or managing employees who provide services relating to the Business is currently or has been:  (i) a party to any corporate integrity agreement, deferred prosecution agreement, corrective action plan, consent decrees, settlement orders, or similar agreements imposed by any Governmental Authority relating to any noncompliance with Healthcare Laws;(ii) debarred, suspended, or excluded from, or is otherwise ineligible for, participation in any Government Program; or (iii) a party to a Proceeding alleging a violation of Healthcare Law by the Business.  In the last three (3) years, neither (x) Sellers or the Affiliates thereof (to the extent related to the Business), nor (y) the Acquired Companies (i) have been assessed a civil money penalty under Section 1128A of the Social Security Act or any regulations promulgated thereunder or any other fine or penalty by any other Governmental Authority (ii) has been charged with, convicted of or entered a plea of guilty or nolo contendere to any criminal or civil offense relating to the delivery of any item or service under a Government Program, (iii) a party to any unsealed qui tam action alleging any violation of Healthcare Laws; or (iv) received from any Governmental Authority any demands, search warrants, subpoenas or investigative notices that alleges any noncompliance with, states that it is under investigation or inquiry with respect to, requests any information with request to an inquiry regarding compliance with, any Healthcare Law. There is no Proceeding pending or threatened seeking to impose any of the foregoing as set forth in this Section 3.22(a) on the Business or otherwise alleging a violation of Healthcare Laws by the Business. No event has occurred, and no condition exists, that would reasonably be expected to (with or without notice or lapse of time) constitute or result directly or indirectly in (i) a violation by Sellers or the Affiliates thereof (to the extent related to the Business) or any Acquired Company of, or a failure on the part of Sellers or the Affiliates thereof (to the extent related to the Business) or any Acquired Company to comply with, any Healthcare Law relating to the operation and conduct of the Business or (ii) any obligation on the part of Sellers or the Affiliates thereof (to the extent related to the Business) or any Acquired Company to undertake, or to bear all or any portion of the cost of, any remedial action.

(b)Each Seller and its Affiliates (to the extent related to the Business) and Acquired Company, since January 1, 2016, has been in compliance in all applicable and material respects with HIPAA.  Since January 1, 2016, no Seller or the Affiliates thereof (to the extent related to the Business) or Acquired Company has made any disclosures or notifications to any Governmental Authority regarding a “breach” with respect to “protected health information” in the possession or under the control of such Seller with respect to the Contributed Business. Each Seller and its Affiliates (to the extent related to the Business) and Acquired Company has entered into a “business associate agreement” that complies with HIPAA with each covered entity or business associate to which such Seller (or Affiliate thereof) or Acquired Company acts as a business associate for purposes of HIPAA and with each subcontractor to which such Seller (or Affiliate thereof) or Acquired Company discloses protected health information and is and has been since January 1,

2016 in material compliance with all such agreements.  For purposes of this Section, italicized terms shall have the meanings ascribed to them under HIPAA as of the date of this Agreement.

(c)Each Seller and its Affiliates (to the extent related to the Business) and Acquired Company has implemented and maintains policies, procedures and programs reasonably designed to assure that the Business is in compliance with all Healthcare Laws. Each Seller and its Affiliates (to the extent related to the Business) and Acquired Company has established and maintains a corporate compliance program that addresses the material Healthcare Laws applicable to the Business, including but not limited to those regulating health care fraud and abuse, and that reflects the material elements of an effective corporate compliance programs as set forth in guidance issued by the United States Department of Health and Human Services.

(d)No Seller or its Affiliates (to the extent related to the Business) or Acquired Company has made and is not considering whether to make any voluntary self-disclosure to any Governmental Authority of any potential or actual non-compliance with any Healthcare Law.  No Sellers or their Affiliates (in connection with the Business) or Acquired Company has encouraged or caused any customer to violate, or assisted any customer in any violation of, any Healthcare Law. The Contributor Sellers and their Affiliates (to the extent related to the Business) and the Acquired Companies has maintained in all material respects records to the extent required by Healthcare Laws or customer contracts, supporting the provision of services billed by or on behalf of such Contributor Seller and the Affiliates thereof (to the extent related to the Business) or Acquired Company.

(e)Except in compliance with Healthcare Laws, neither (x) any Contributor Seller or the Affiliates thereof in connection with the Business, nor (y) any Acquired Company has at any time knowingly and willfully solicited, given, offered or received any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind or offered to pay or receive such remuneration (i) in return for referring an individual to a Person for the furnishing, or arranging for the furnishing, of any item or service for which payment may be made in whole or in part by a Government Program, or (ii) in return for purchasing, leasing, or ordering, or arranging for or recommending purchasing, leasing, or ordering, any good, facility, service or item for which payment may be made in whole or in part by any Government Program.

Section 3.23Brokers; Finders.  Except as set forth on Schedule 3.23, neither any Acquired Company nor any Seller (or any Affiliate thereof) has engaged any broker, finder, or investment banker in connection with this Agreement, any Related Agreement, or the transactions contemplated hereby or thereby, and no broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with this Agreement, any Related Agreement, or the transactions contemplated hereby or thereby.

Section 3.24Accounts Receivable

.  The accounts receivable of the Business reflected on the Current Financial Statements represent, and the accounting records of the Business as of the Closing will represent, valid obligations arising from sales actually made or services actually performed by the Business in the ordinary course of business, and are not subject to any setoffs, counterclaims, credits or other offsets outside of the ordinary course of business.

Section 3.25Questionable Payments

.

(a)Neither the Sellers nor their Affiliates (to the extent related to the Business), the Acquired Companies, any director, officer, manager, agent or employee of the Sellers (to the extent related to the Business) or the Acquired Companies, nor, to the Knowledge of the Sellers, any other Person associated with or acting for or on behalf of the Sellers or their Affiliates (to the extent related to the Business)  or the Acquired Companies, is violating or has violated (or, to the Knowledge of the Seller, has been or is under any investigation for any alleged violation of) the U.S. Foreign Corrupt Practices Act of 1977, as amended; the U.K. Bribery Act 2010; the Corruption of Foreign Public Officials Act (Canada); the Criminal Code (Canada); any applicable law or regulation implementing the International Convention on the Prevention of Bribery or the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions or any similar Law, including any applicable anti-corruption law of any country to whose jurisdiction any Seller (in connection with the Business) or Acquired Company are subject (collectively, “Anti-Corruption Laws”).

(b)

The Sellers and the Affiliates thereof (to the extent related to the Business) and the Acquired Companies, and their respective directors, officers, managers, agents and employees, are in compliance in all material respects and have complied in all material respects with, and have taken reasonable steps to ensure continued compliance with, such Anti-Corruption Laws, including by keeping accurate and complete books and records and by refraining from providing anything of value to any person for the purpose of corruptly or unlawfully: (i) obtaining or retaining business for the Sellers or the Affiliates thereof (to the extent related to the Business) or Acquired Companies; (ii) gaining an unfair business advantage for the Sellers or the Affiliates thereof (to the extent related to the Business) or the Acquired Companies; (iii) or inducing any Person to use any authority or position of trust to benefit the Sellers or the Affiliates thereof (to the extent related to the Business) or the Acquired Companies.

Section 3.26Solvency. Sellers are not entering into the transactions contemplated by this Agreement with the actual intent to hinder, delay, or defraud any present or future creditors of any Acquired Company or the Business. Each Seller is solvent as of the date of this Agreement and, assuming the satisfaction of the conditions to each Seller’s obligation to consummate the transactions contemplated by this Agreement, Sellers will, immediately after giving effect to the Closing, including the payment of the Closing Payment and all other amounts incurred or otherwise payable by Buyer in connection with the transactions contemplated by this Agreement, be solvent.

Section 3.27Directors and Officers.  Schedule 3.27 sets forth a complete and accurate list of the directors and officers of each Acquired Company as of the date hereof.

Section 3.28Investment Canada Act. CH Canada is not a cultural business within the meaning of subsection 14.1(6) of the Investment Canada Act.

Section 3.29Disclaimer.  EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE III AND IN THE APPLICABLE SECTIONS OF THE RELATED AGREEMENTS, SELLERS DO NOT MAKE ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, AND SELLERS HEREBY DISCLAIM ANY SUCH REPRESENTATION OR WARRANTY WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR WITH RESPECT TO ANY OTHER INFORMATION PROVIDED, OR MADE AVAILABLE, TO BUYER OR ANY OF ITS AFFILIATES, AGENTS OR REPRESENTATIVES IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER.

Buyer represents and warrants to Sellers as of the date of this Agreement and as of the Closing Date as follows:

Section 4.1Organization.  Buyer is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Tennessee and has all requisite corporate power and authority to own, lease and operate its properties and assets and carry on its business as conducted as of the date of this Agreement.

Section 4.2Power; Authority; Binding Effect.  Buyer has all requisite corporate power and authority to execute and deliver this Agreement and the Related Agreements to be executed or delivered by it, to consummate the transactions contemplated hereby and thereby, and to perform its obligations hereunder and thereunder.  All actions on the part of Buyer and its directors, officers, and shareholders necessary for the authorization, execution, delivery, and performance of all obligations of Buyer under this Agreement and the Related Agreements to which Buyer is or is to be a party have been taken.  This Agreement has been, and upon its execution and delivery each of the Related Agreements to which Buyer will be a party will be, duly and validly executed and delivered by Buyer.  This Agreement and each Related Agreement, when executed and delivered by the other parties thereto, will constitute the legal, valid, and binding obligations of Buyer, enforceable against it in accordance with their respective terms, except as limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to creditor’s rights generally or by equitable principles (whether considered in an action at law or in equity).

Section 4.3Noncontravention; Consents.

(a)The execution, delivery and performance of this Agreement, the Related Agreements to which Buyer is or is to be a party, and the consummation of the transactions contemplated hereby or thereby do not and will not, with or without the giving of notice or the passage of time or both (i) conflict with or result in any violation or default under Buyer’s Governing Documents, in each case as amended to date; (ii) violate any Law or Order by which Buyer or its assets or properties are subject or otherwise bound, including the Competition and Consumer Act 2010 and the Foreign Acquisitions and Takeovers Act 1975 of the Commonwealth of Australia; or (iii) conflict with or result in a violation or breach of, constitute a default under, or give any party the right to terminate, accelerate, or modify, or require the consent of any Person under any Contract to which Buyer is a party, subject, or otherwise bound, in each case that would reasonably be expected to prevent, impair, or delay the consummation of the transactions contemplated by this Agreement or the ability of Buyer to perform its obligations under this Agreement or any Related Agreement.

(b)The execution, delivery and performance of this Agreement, the Related Agreements to which Buyer is or is to be a party, and the consummation of the transactions contemplated hereby or thereby will not require Buyer to obtain any Order, Permit or waiver of, or declare or file with, or give notification to, any Person (including any Governmental Authority), except for such Orders, Permits, waivers, declarations, filings and notifications which, if not obtained, made or given would not reasonably be expected to prevent, impair, or delay the consummation of the transactions contemplated by this Agreement or the ability of Buyer to perform its obligations under this Agreement or any Related Agreement.

Section 4.4Litigation.  There is no Proceeding pending or, to Buyer’s Knowledge, threatened by or against Buyer or to which Buyer is a party that would reasonably be expected to prevent, impair, or delay the consummation of the transactions contemplated by this Agreement or the ability of Buyer to perform its obligations under this Agreement or any Related Agreement.

Section 4.5Brokers; Finders.  Buyer has not engaged any broker, finder, or investment banker in connection with this Agreement, any Related Agreement, or the transactions contemplated by this Agreement, and no broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with this Agreement, any Related Agreement, or the transactions contemplated by this Agreement.

Section 4.6Sufficient Funds.  Buyer has, and at the Closing will have, sufficient cash, available lines of credit or other sources of immediate available funds to pay the Closing Payment. Buyer acknowledges that its obligations under this Agreement are not subject to any conditions regarding its or any other Person’s ability to obtain financing for the consummation of the transactions contemplated by this Agreement.

Section 4.7Solvency.  Buyer is solvent as of the date of this Agreement and, assuming the satisfaction of the conditions to Buyer’s obligation to consummate the transactions contemplated by this Agreement, Buyer and the Acquired Companies (on both a stand-alone and on a combined basis) will, immediately after giving effect to the Closing, including the payment of the Closing Payment and all other amounts incurred or otherwise payable by Buyer in connection with the transactions contemplated by this Agreement, be solvent.

Section 4.8Securities Matters.  Buyer is an “accredited investor” as defined in Rule 501 under the Securities Act of 1933 (the “Act”) and within the meaning of Canadian National Instrument 45-106, and is acquiring the Company Interests solely for its own account and not with a view to any distribution or disposition thereof.  Buyer understands that (a) the Company Interests have not been registered under the Act or registered or qualified under any applicable state or foreign securities Laws in reliance upon specific exemptions therefrom; (b) the Company Interests may not be transferred or sold except in a transaction registered or exempt from registration under the Act and registered or qualified or exempt from registration or qualification under any applicable state securities Laws; and (c) the Canadian Interests may not be transferred or sold except in compliance with the applicable Laws and the Governing Documents of CH Canada.

Section 4.9Rep & Warranty Policy.  All premiums on and fees and expenses relating to the Rep & Warranty Policy that are due or payable as of the date of this Agreement have been paid.  As of the Closing, all premiums on and fees and expenses relating to the Rep & Warranty Policy that are due or payable on or prior to the Closing Date will have been paid, and the Rep & Warranty Insurer’s binder letter confirming coverage has been bound under the Rep & Warranty Policy and will have been issued to Buyer and coverage will be in full force and effect.

Section 4.10Acknowledgements by Buyer.

(a)Buyer acknowledges (for itself and on behalf of its Affiliates) that the representations and warranties of Sellers contained in this Agreement and/or in any Related Agreements are the only representations and warranties made by a Seller or any other party in connection with the transactions contemplated by this Agreement and supersede any and all previous or contemporaneous written or oral statements made by Sellers and any of their Affiliates or Representatives.  There are no representations and warranties in respect of the Interests, any member of the Company Group, or the business, operations, assets, properties, liabilities or condition (financial or otherwise) of the Business or the Acquired Companies in connection with the transactions contemplated by this Agreement other than those set forth in this Agreement and/or in any Related Agreements.

(b)Without limiting the generality of the foregoing, Buyer acknowledges (for itself and on behalf of its Affiliates) that neither any Seller nor any other Person has made a representation to Buyer with respect to (i) any projections, estimates or budgets for the Acquired Companies or the Business, or (ii) any materials, documents or information in any virtual data room established in connection with the transactions contemplated by this Agreement, in connection with the transactions contemplated by this Agreement, in each case, except as set forth in any representation set forth in Article III and/or in any Related Agreement.

Section 4.11Investment Canada Act. Buyer is a “WTO investor” or “trade agreement investor” within the meaning of subsections 14.1(6) and 14.11(6) of the Investment Canada Act.

ARTICLE V
COVENANTS.

Section 5.1Efforts and Cooperation; Further Assurances.

(a)From the date hereof until the Closing, each party will (i) use its reasonable best efforts to (A) take all actions necessary or appropriate to consummate the transactions contemplated by this Agreement and (B) cause the fulfillment at the earliest practicable date of all of the conditions to the obligations of the parties to consummate the transactions contemplated by this Agreement and (ii) reasonably cooperate with the other parties in connection with such efforts of the other parties.  Notwithstanding anything to the contrary in this Agreement, but without limiting the obligations of the Contributor Sellers under any Related Agreement, in no event shall the Contributor Sellers be required to make, or enter into any obligation to make, any payment (i) in connection with the cooperation contemplated by the immediately preceding sentence or (ii) to any third-party to obtain any consent or other approval that may be required under any Contract or otherwise in connection with the consummation of the transactions contemplated by this Agreement.

(b)At any time and from time to time after the Closing, Buyer and Sellers will execute and deliver all documents, instruments, agreements, assignments, and assurances and take and do all such other actions and things as may be reasonably requested by the other parties in order to transfer, vest, perfect, and confirm any and all right, title, ownership, and interest in, to, and under the Company Interests, Canadian Interests and NZ Interests and otherwise to carry out the transactions contemplated by this Agreement.

Section 5.2Access and Information.

(a)Prior to the Closing Date, Buyer will be entitled, through its Representatives, to make such investigation of the Business and the properties, assets, the senior management personnel of the Business set forth on Schedule 5.2(a), facilities, contracts, books and records, and other documents and data of the Foreign Companies and the Contributor Sellers that relate to the Business as Buyer reasonably requests and to make extracts and copies of such books and records; provided that such examination will not include (i) information that, if provided to Buyer, would violate applicable Laws, (ii) bids, letters of intent, expressions of interest or other proposals received from others in connection with the transactions contemplated by this Agreement or information or analyses relating to such communications, (iii) any information, the disclosure of which would jeopardize any legal privilege available to the Company Group or any of their respective Affiliates relating to such information, or (iv) any internal valuations of the Acquired Companies, the Business or the Interests or information or analyses relating to such valuations.  Any such investigation and examination will be conducted during regular business hours and under commercially reasonable circumstances and will be subject to restrictions reasonably imposed by the Company Group or otherwise under applicable Laws. Sellers will, and will cause their respective Representatives to, reasonably cooperate with Buyer and its Representatives in connection with such investigation and examination, and Buyer will, and will cause its

Representatives to, reasonably cooperate with Sellers and their respective Representatives and use commercially reasonable efforts to minimize any disruption to the businesses of Sellers and the Acquired Companies.  Buyer will, and will cause its Representatives to, abide by any safety rules or rules of conduct reasonably imposed by Sellers or any operator of properties or assets of the Business, as the case may be, in connection with access provided pursuant to this Section 5.2(a).  Upon reasonable advance written notice from Buyer to Sellers, prior to the Closing Date, Buyer shall be afforded the right to meet with Material Customers and Material Suppliers at such times and in such manner as reasonably agreed by Buyer and Sellers.  Notwithstanding anything to the contrary contained herein, prior to the Closing, without the prior written consent of Sellers (which may be withheld for any reason), Buyer will have no right to perform invasive or subsurface investigations of the properties of any member of the Company Group.

(b)For a period of six (6) years after the Closing Date, (i) without the prior written consent of Sellers, Buyer will not, and will cause the Acquired Companies and their controlled Affiliates not to, and (ii) without the prior written consent of Buyer, Sellers will not, and will cause the Change Group not to, dispose of or destroy any of the books and records related to the Business in respect of periods prior to the Closing Date (the “Applicable Records”) that  (x) may be relevant to any legal, regulatory, or tax audit, investigation, inquiry, or requirement, or the prosecution or defense of third party claims, settlements or investigations, in each case solely to the extent related to a pre-Closing period (collectively, an “Applicable Legal Purpose”) of the other party, or (y) in the case of Applicable Records held by Sellers or their Affiliates, constitute TSA Information.  In addition, during such six-year period, (a) Buyer will cause the Acquired Companies to make available to Sellers and their Representatives, and (b) Sellers will, and will cause the Change Group to, make available to Buyer and its Representatives, such Applicable Records in the possession of the disclosing party pursuant to a prior written request of the requesting party, as may be reasonably requested by the requesting party in connection with any Applicable Legal Purpose, or, in the case of any TSA Information held by Sellers or their Affiliates, in connection with any proper business purpose (such availability shall be during normal business hours provided such access does not interrupt the Business).  Notwithstanding the foregoing or anything else herein to the contrary, no Party will have any obligation to provide access to any Applicable Records pursuant to this Section 5.2(b) (i) to the extent that such access would be likely to result in the loss of any attorney-client privilege, except to the extent that such privilege may be preserved by entering into a common interest or similar agreement for the purpose of preserving such privilege, (ii) to the extent that such access would contravene or violate any applicable Law or Contract, or (iii) in connection with any matter or potential or actual claim or Proceeding that may be adverse to the disclosing party.

Section 5.3Conduct of the Business Pending the Closing.  From the date hereof and until the Closing, except (a) as set forth on Schedule 5.3, (b) as required by applicable Laws, (c) as otherwise contemplated by this Agreement (including the Contribution), or (d) with the prior written consent of Buyer (which consent will not be unreasonably withheld, delayed, or conditioned), the Contributor Sellers and Foreign Companies (i) will conduct the Business only in the ordinary course of business; (ii) will use commercially reasonable efforts to preserve the Business’ present operations, organization and goodwill, including its present relationships with customers and suppliers; (iii) will not to take any action that, if taken prior to the date of this Agreement and after the Balance Sheet Date, would be required to be set forth on Schedule 3.20; provided, that for the avoidance of doubt, the Contribution is permitted hereby and (iv) will cooperate with Buyer to deliver notices to the counterparties to the Contracts set forth on Schedule 3.4(a)(iii) in a manner mutually acceptable to Buyer and Sellers.

Section 5.4Confidentiality.

(a)Buyer acknowledges that the information provided to it in connection with this Agreement and the transactions contemplated hereby is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference, as modified by the terms of this Section 5.4.  Notwithstanding the foregoing or anything contained herein to the contrary, from and after the Closing, the parties acknowledge and agree that the Confidentiality Agreement shall remain in full force and effect notwithstanding the Closing solely with respect to (x) the confidentiality provisions regarding information received by Buyer that is not Acquired Company Information (as defined below) but is related to (A) businesses of Sellers other than the Business (the “Retained Information”), or (B) assets or services provided by the Contributor Sellers pursuant to the TSA (the “TSA Information”), and (y) any provisions in the Confidentiality Agreement containing remedies for a breach of such provisions, and that the Confidentiality Agreement shall otherwise terminate and be of no force and effect effective as of the Closing.  Notwithstanding the foregoing, nothing contained herein or in the Confidentiality Agreement will limit the ability of Buyer or the Acquired Companies to use any Applicable Retained Business Information (as defined below) in connection with the operation of the Business following the Closing Date.

(b)From the Closing until the fifth anniversary of the Closing (the “Confidentiality Expiration Date”), Sellers shall not (and shall cause the Change Group not to) use, disclose or disseminate, and shall (and shall cause the Change Group not to) hold in confidence, any Applicable Information (as defined below) (provided, that nothing contained in this Section 5.4(b) will restrict the use of any Applicable Retained Business Information (as defined below) by Sellers or the Change Group outside of the Restricted Business provided that Sellers are otherwise in compliance with the terms of Section 5.14), (i) except to the extent that such information (A) is generally available to or known by the public through no fault of or breach by Sellers, their Affiliates or their respective Representatives, or (B) is lawfully acquired by Sellers, their Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited, to the Knowledge of Sellers or such other recipient, from disclosing such information by nondisclosure obligations or duties, or (ii) unless and to the extent that the disclosure of such information is required by applicable Law; provided, however, that the confidentiality obligations of Seller and the Change Group will not expire on the Confidentiality Expiration Date with respect to any trade secrets included in the Acquired Company Information, in respect of which Buyer will have all rights and remedies under common law or applicable statutory laws relating to the protection of trade secrets in addition to its rights and remedies set forth herein.  If the disclosure of such information is required by applicable Laws, the applicable Sellers shall, to the extent consistent with applicable Laws, consult with Buyer with respect thereto and use commercially reasonable efforts to obtain appropriate confidential treatment, if available, of such information as Buyer may reasonably request.  For purposes of this Agreement, “Applicable Information” means all documentation, data and other information, whether written, oral or election form, or retained in the memory of any individual, (i) that is held by, or included in the assets of, any of the Acquired Companies at the Closing (the “Acquired Company Information”), or (ii) that is Retained Information but otherwise relates to the business of any Acquired Company, including any TSA Information (the “Applicable Retained Business Information”).  Sellers acknowledge that Buyer and its Affiliates have a compelling business interest in preventing unfair competition with Buyer and its Affiliates stemming from the intentional or inadvertent use or disclosure of the Applicable Information.

(c)Nothing contained in this Section 5.4(c) will restrict the rights of the parties under any Related Agreement.  In addition, the confidentiality provisions set forth in any Related Agreement will govern the subject matter of those agreements in accordance with the terms set forth herein, as applicable, in lieu of the confidentiality provisions set forth in this Agreement.

(d)If any of the Sellers commits a breach of this Section 5.4, the Buyer and its Affiliates shall, without limiting any other rights and remedies available to the Buyer or any of its Affiliates at Law or in equity, be entitled to immediate relief enjoining such violation (including injunctive and other equitable relief) in any court having jurisdiction over such claim, without the necessity of showing any actual damage or posting any bond or furnishing any other security, it being agreed that any breach of this Section 5.4 will cause immediate and irreparable injury to the Buyer and that money damages will not provide an adequate remedy to the Buyer and Sellers hereby waive any defense that a remedy at law is adequate in connection therewith.  The parties hereto acknowledge and agree that the Acquired Companies are express third-party beneficiaries of this Section 5.4.

Section 5.5Publicity. The Buyer and the Sellers agree that no press release or public announcement, statement or disclosure concerning the transactions contemplated by this Agreement or any other transaction contemplated hereby shall be issued by either party without the prior consent of the other party; provided, however, that (a) an initial press release of Buyer with respect to this Agreement and the transactions contemplated hereby will be issued by Buyer promptly following the execution and delivery of this Agreement (the content of which press release is subject to the approval of Sellers), and (b) an initial press release of Sellers with respect to this Agreement and the transactions contemplated hereby will be issued by Sellers promptly following the execution and delivery of this Agreement (the content of which press release is subject to the approval of Buyer). Notwithstanding the foregoing, nothing contained herein will (i) limit any party or its Affiliates from making any announcements, statements, or acknowledgments that such party or its Affiliates is required by applicable Laws or the requirements of any national securities exchange to make, issue or release, or limit Buyer or its Affiliates or Sellers or their Affiliate, as applicable, from making any disclosures that they deem necessary or advisable to be made in filings with the SEC, or (ii) limit Buyer or its Affiliates (including the Acquired Companies) in making communications regarding this Agreement and the transactions contemplated hereby following the Closing to employees or to customers, vendors or other business relations of the any Acquired Companies.

Section 5.6Employee Matters.

(a)Set forth on Schedule 5.6(a) is a list of all employees of Change Healthcare Canada Company, a Nova Scotia unlimited liability company (“Change Canada”), who are involved in Capacity Management Services (collectively, the “Canada Employees” and, together with the Continuing Employees, the “Applicable Employees”).  Buyer acknowledges and agrees that it shall have the obligation to offer employment, or cause employment to be offered, to each such Canada Employee, effective as of the Closing, on terms and conditions that are substantially similar in the aggregate to the terms and conditions under which each Canada Employee is employed by Change Canada immediately prior to the Closing.

(b)In addition to any requirements of applicable Law, as of the Closing Date, or with regard to the Canada Employees after the transition period set forth in the Transition Services Agreement, Buyer shall, or shall cause one or more of its Affiliates to, provide Applicable Employees who remain employed with Buyer or an Affiliate of Buyer, with (x) the same base salary as paid to such Applicable Employees immediately prior to the Closing, and (y) health and welfare employee benefits at the Closing that are substantially similar to those provided to other similarly situated employees of Buyer.

(c)For purposes of eligibility and vesting (but not benefit accrual) under the employee benefit plans (not including vacation and sick leave) of Buyer providing benefits to Applicable Employees (the “Buyer Plans”), Buyer shall credit each Applicable Employee with his or her years of service with the Company Group, Change Canada or CH Ireland to the same extent as such

Applicable Employee was entitled immediately prior to the Closing to credit for such service under any similar Employee Plan; provided, however, that in no event will Buyer be required to credit service to the extent such crediting of service would result in the duplication of any benefits or compensation for the same time period.  Buyer shall use commercially reasonable efforts to (x) not deny Applicable Employees coverage on the basis of pre-existing conditions (except to the extent such pre-existing conditions would not have been waived or satisfied under the comparable benefit plan prior to the Closing) and (y) credit such Applicable Employees in the year of initial participation in the Buyer Plans for any deductibles and out-of-pocket expenses paid by such Applicable Employees under the Employee Plans.

(d)Seller shall provide and be solely responsible for any continuation coverage required under Section 4980 of the Code, Part 6 of Title I of ERISA or applicable state Law (“COBRA”) or any similar law requiring continuation of health care coverage that applies outside the United States to each Applicable Employee or any Person related to such Applicable Employee who is a “qualified beneficiary” as that term is defined in COBRA whose first “qualifying event” (as defined in COBRA) occurs on or prior to the Closing.

(e)If, following the Closing Date, the employment of any Applicable Employee, including any Applicable Employee employed by any Foreign Company, is terminated by Buyer or an Affiliate of Buyer for any reason (other than for violation of generally applicable policies of Buyer or Buyer’s Affiliates or other circumstances reasonably constituting cause), Buyer shall provide such Applicable Employee with severance payments in accordance with the then existing severance policies of Buyer.  For purposes of calculating the amount of any severance compensation in respect of such severance benefit, Buyer shall take into account each Applicable Employee’s years of service with the Company Group and Change Canada.

(f)Sellers will promptly inform Buyer of any layoffs, reductions in workforce, or eliminations of positions in the period between the date of this Agreement and the Closing Date.  Compliance with the WARN Act following the Closing shall be the responsibility and liability of Buyer with respect to the Applicable Employees.  Buyer shall indemnify, defend and hold Sellers harmless from and against all liabilities, claims and causes of action (including reasonable attorney fees and other legal costs and expenses) arising out of the violation, or alleged violation, following the Closing by Buyer with respect to the Applicable Employees of the WARN Act.

(g)It is understood and agreed that, except as otherwise expressly provided in this Section 5.6, (i) nothing contained herein will constitute any commitment, contract or understanding (expressed or implied) of any obligation on the part of Buyer or its Affiliates (including the Acquired Companies) to a post-Closing Date employment relationship with any Applicable Employee of any fixed term or duration or upon any terms or conditions other than those that Buyer or its Affiliates (including the Acquired Companies) may establish pursuant to individual offers of employment, or otherwise impose any limitations on the ability of Buyer or its Affiliates (including the Acquired Companies)  to change the nature of any compensation terms or employee benefits to the be provided to the Applicable Employees following the Closing; and (ii) subject to applicable Law, the employment of the Applicable Employees by Buyer or its Affiliates (including the Acquired Companies), as applicable, is “at will” and may be terminated by Buyer or its Affiliates (including the Acquired Companies), as applicable, or by any Applicable Employees, at any time for any reason (subject to any written agreements to the contrary entered into between Buyer or its Affiliates (including the Acquired Companies), as applicable, and any such Applicable Employee). Except as otherwise expressly provided in this Section 5.6, nothing in this Agreement will be deemed to prevent or restrict in any way the right of Buyer or its Affiliates (including the Acquired Companies) after the Closing to terminate, reassign, promote or demote any of the Applicable

Employees, or to change (adversely or favorably) the title, powers, duties, responsibilities, functions, locations, salaries, other compensation or terms or conditions of employment of any such Applicable Employees.

(h)Notwithstanding anything contained herein or in the Contribution Agreement to the contrary, with respect to all Applicable Employees (other than the Applicable Employees employed by CH NZ and CH Australia), (i) Sellers and their Affiliates will be responsible for the payment of all wages and other remuneration due to such Applicable Employees with respect to their services as employees through the Effective Time and (ii) Sellers and their Affiliates will be liable for any claims made or incurred by such Applicable Employees and their beneficiaries under the Employee Plans in respect of the period through the Effective Time, and Buyer and its Affiliates (including the Acquired Companies) will not have any responsibility, liability or obligation, to such Applicable Employees or their beneficiaries with respect to any employee benefit claims made or incurred in respect of the period through the Effective Time.

(i)Nothing in this Section 5.6 or in this Agreement will be deemed to create or grant any Applicable Employees or other third parties any third-party beneficiary rights or claims of any nature.

Section 5.7Indemnification, Exculpation and Insurance.

(a)Until the sixth (6th) anniversary of the Closing Date, Buyer will cause the Acquired Companies to indemnify and hold harmless each individual who on or prior to the Closing Date was a director, manager or officer of an Acquired Company (each, an “Indemnitee”) in respect of acts or omissions occurring on or prior to the Closing Date to the fullest extent permitted by applicable Laws or provided under the Governing Documents of the Acquired Companies in effect as of the date hereof; provided that such indemnification will be subject to any limitation imposed from time to time under applicable Laws. Notwithstanding anything herein to the contrary, if any Proceeding (whether or not arising before, on, or after the Closing Date) is brought against any Indemnitee on or prior to the sixth (6th) anniversary of the Closing Date, the provisions of this Section 5.7 will continue in effect until the final resolution of such Proceeding.

(b)Until the sixth (6th) anniversary of the Closing Date, Buyer will cause to be maintained in effect provisions in the Governing Documents of the Acquired Companies (or in such documents of any successor to the business of the Acquired Companies) regarding exculpation and elimination of liability of and indemnification in favor of directors, managers and officers, and advancement of expenses that are no less advantageous to the intended beneficiaries than the corresponding provisions in existence as of the date hereof.

(c)In the event that Buyer or any of its successors or assigns (i) consolidates any Acquired Company with or merges any Acquired Company into any other Person and such Acquired Company is not the continuing or surviving corporation or entity of such consolidation or merger; or (ii) transfers or conveys all or substantially all of any Acquired Company’s properties and assets to any Person, then in each such case, proper provision will be made so that the successors and assigns of such Acquired Company will assume all of the obligations thereof set forth in this Section 5.7, except to the extent that such obligations continue in effect as a matter of law.

(d)Sellers shall keep in full force and effect insurance comparable in amount and scope to insurance now carried by the Sellers (to the extent related to the Business) and the

Acquired Companies under the Insurance Policies until the sixth (6th) anniversary of the Closing Date.

(e)The provisions of this Section 5.7 are (i) intended to be for the benefit of, and will be enforceable by, each such person, his or her heirs and his or her Representatives; and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by Contract or under applicable Law.

Section 5.8Supplement to Disclosure Schedule.  Between the date of this Agreement and the Closing Date, Buyer or Seller, as the case may be (either such party(ies), the “Disclosing Party”), shall promptly notify the other party in writing if the Disclosing Party has actual knowledge of any fact or condition that would result in the failure of the satisfaction of any conditions in Section 6.1(a) or Section 6.2(a), as applicable (any such notice, a “Schedule Supplement”).  No disclosure in any Schedule Supplement shall be deemed to have cured any inaccuracy in or breach of any representation or warranty contained in this Agreement, including for purposes of determining whether or not the conditions set forth in Section 6.1(a) or Section 6.2(a) have been satisfied.

Section 5.9Exclusivity.  Following the date of this Agreement, Sellers shall not and shall cause the Change Group (including the Acquired Companies) not to, and shall cause their respective Representatives not to, directly or indirectly, solicit, initiate, consider, facilitate, encourage or accept, or furnish to any other Person any information with respect to, any proposals from any Person (other than Buyer) relating to any acquisition or purchase of all or any of the Interests or all or substantially all or any significant portion of the properties and assets of the Business (other than the sale of inventory in the ordinary course of business).  Following the date of this Agreement, Sellers shall and shall cause the Change Group (including the Acquired Companies) to and cause their respective Representatives to, immediately cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any third party conducted heretofore with respect to any of the foregoing.  The Sellers shall notify Buyer of any such inquiry or proposal and the terms thereof within 24 hours of receipt or awareness.

Section 5.10Rep & Warranty Policy.  Buyer shall not amend, modify, supplement or otherwise change, terminate or waive any provision of the Rep & Warranty Policy in a manner adverse to Sellers in any material respect without the prior written consent of Sellers.  The cost of the premiums together with all taxes and application, underwriting or similar fees or expenses in connection with the Rep & Warranty Policy (“R&W Policy Costs”) shall be paid fifty percent (50%) by Buyer and fifty percent (50%) by Sellers; provided, that the R&W Policy Costs for which Sellers are responsible under this Agreement shall not exceed $300,000.

Section 5.11Tax Matters.

(a)Transfer Taxes.  Each of Buyer, on the one hand, and the Sellers, on the other hand, will pay fifty percent of any transfer, documentary, sales, use, registration, and real property transfer or gains tax, stamp tax, excise tax, stock transfer tax, or other similar Tax imposed on any member of the Company Group or any Seller as a result of the transactions contemplated by this Agreement (collectively, “Transfer Taxes”); provided, however, that for purposes of clarification, Sellers will be responsible for 100% of any Transfer Taxes arising from the Pre-Sale Foreign Restructuring.  Sellers will cooperate with Buyer in the filing of any returns with respect to the Transfer Taxes, including by promptly supplying any information in their possession that is reasonably necessary to complete such returns.  Notwithstanding the foregoing, any Australian stamp tax imposed as a result of the Pre-Sale Foreign Restructuring shall be paid by Sellers, and the parties shall cooperate with each other in filing, any Tax Return or other documentation relating to such Australian stamp tax.

(b)Tax Refunds.  Except to the extent reflected as an asset in the Final Working Capital, Sellers will be entitled to any Tax refunds that are received by Buyer or any Acquired Company, and any amounts credited against Tax to which Buyer or any Acquired Company becomes entitled in a Tax period ending after the Closing Date, that relate to Tax periods or portions thereof of the Business ending on or before the Closing Date. Buyer will pay over to Sellers any such refund or the amount of any such credit within fifteen (15) days after actual receipt of such refund or credit against Taxes.

(c)Taxes for a Straddle Period.  In the case of any Taxes that are imposed on a periodic basis and are payable for a Straddle Period, the portion of such Tax which relates to the portion of such Straddle Period ending on the Closing Date will (x) in the case of any Taxes other than Taxes based upon or related to income, sales, payroll or receipts, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction, the numerator of which is the number of days in the Tax period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period, and (y) in the case of any Tax based upon or related to income, sales, payroll or receipts, be deemed to equal the amount which would be payable if the relevant Straddle Period ended on the Closing Date. The Contributor Sellers and CH Ireland shall be liable for all Taxes of the Company, Taxes Related to the Business and Taxes of the Foreign Companies, in any such case, for the portion of the Straddle Period that ends on the Closing Date (to the extent in excess of any such Taxes included in Final Working Capital or Final Transaction Expenses) and the Buyer shall be liable for all Taxes of the Company, Taxes Related to the Business and Taxes of the Foreign Companies, in any such case for the portion of the Straddle Period that begins after the Closing Date.

(d)Preparation and Filing of Tax Returns.  The Contributor Sellers will include on their Tax Returns all items of income (including deferred revenue), gain, loss, deduction or credit of the Company or that relate to the Business for taxable periods (or portions thereof) ending on or before the Closing Date reflecting the fact that the Company is a disregarded entity and the Contributor Sellers shall not be deemed for Tax purposes to make any payment to Buyer or any of its Affiliates with respect to any deferred revenue.  Any Tax Returns of the Foreign Companies and any non-income Tax Returns of the Company for a taxable period (or portion thereof) ending on or before the Closing Date shall be prepared  consistent with the past practices of the Company and the Foreign Companies, as the case may be, unless prohibited by Law.  Any such Tax Returns of the Foreign Companies shall be prepared by Buyer, and shall be provided to Sellers prior to filing for their review and approval, not to be unreasonably withheld, delayed or conditioned; provided that (i) Sellers shall prepare any Tax Returns of CH Australia for taxable periods ending on or before the Closing Date and deliver such Tax Returns to Buyer or CH Australia for their review and approval, not to be unreasonably withheld, delayed or conditioned, and (ii) Change Australia NewCo shall prepare any consolidated or combined Australian income Tax Returns for the Tax group consisting of CH Australia and Change Australia NewCo for the taxable period beginning on the date of the formation of Change Australia NewCo and a pro forma tax return (or equivalent workpapers) of CH Australia used to prepare such consolidated or combined such Australian income Tax Returns shall be provided to Buyer for its review and approval, not to be unreasonably withheld, delayed or conditioned, and Buyer shall cause CH Australia to consent to be included in such Australian consolidated or combined income Tax Return for the period that it was a member of such Tax group.  Except to the extent  otherwise provided in the last sentence of Section 5.11(i), in the event that any Taxes are payable by Sellers in respect of any Straddle Period through the Effective Time related to any Tax Return filed by Buyer in accordance with the terms set forth herein, and such Taxes have not otherwise been paid by Sellers or included as a liability in connection with the calculation of Final Indebtedness, Final Working Capital or Final Transaction Expenses, Sellers shall pay such amount to Buyer no later than five Business Days prior to the filing of any such Tax Return by Buyer.

(e)Filing and Amendment of Tax Returns of Foreign Companies.  Without the prior written consent of CH Ireland (which consent may be withheld for any reason or for no reason unless clearly and affirmatively required by applicable Law), Buyer will not (i) file or amend or permit any Foreign Company to file or amend any Tax Return for a taxable period ending prior to the Closing Date, (ii) with respect to Tax Returns of the Foreign Companies for a taxable period (or portion thereof) ending on the Closing Date filed pursuant to Section 5.11(d), after the date such Tax Returns are filed pursuant to Section 5.11(d), amend or permit any Foreign Company to amend any such Tax Return, (iii) except in connection with any Tax Return of the Foreign Companies for a taxable period (or portion thereof) ending on the Closing Date filed pursuant to and in accordance with Section 5.11(d), make or change any Tax election or accounting method or practice of the Foreign Companies for, or that has retroactive effect to, any taxable period (or portion thereof) ending on the Closing Date, or (iv) initiate any voluntary disclosure proceeding relating to a Foreign Company for a taxable period (or portion thereof) ending on or before the Closing Date.

(f)Allocation of Purchase Price.  The purchase price (as determined for federal income Tax purposes) shall be allocated for all Tax purposes among the Interests in accordance with the methodology set forth on Schedule 5.11(f).

(i)The Purchase Price payable in respect of the Company Interests (plus the Assumed Liabilities) shall be allocated among the Company’s assets in accordance with Section 1060 of the Code and the Treasury Regulations thereunder (and any similar provisions of state, local or foreign law, as appropriate) (the “Company Allocation”).  The Company Allocation will be made in the manner proposed by Buyer as soon as practicable and in no event more than 90 days following the Closing, and consented to by Sellers, such consent not to be unreasonably withheld, delayed or conditioned.    After the Closing, the parties shall make consistent use of the Company Allocation for all tax purposes and in any Tax Returns filed with the Internal Revenue Service in respect thereof, including IRS Form 8594.

(ii)The Company Allocation shall be revised to appropriately take into account any payments made pursuant to Section 2.2 of this Agreement.

(iii)None of the parties shall (x) take any income Tax position inconsistent with such Company Allocation or (y) agree to any proposed adjustment to the Company Allocation by any taxing authority without first giving the other parties prior written notice; provided, however, that nothing contained herein shall prevent a Party from settling any proposed deficiency or adjustment by any Governmental Authority based upon or arising out of the Company Allocation, and no Party shall be required to litigate before any court any proposed deficiency or adjustment by any Governmental Authority challenging such Company Allocation.

(g)Tax Treatment.  For U.S. federal income tax purposes, the purchase and sale of the Company Interests will be treated by the parties hereto as a purchase and sale of all the assets of the Company and an assumption by the Buyer of the liabilities of the Company, and the Contributor Sellers and Buyer agree to report the transactions contemplated hereby in such manner (the “Agreed Tax Treatment”).  Neither Buyer nor Contributor Sellers, nor any of their respective

Affiliates, shall take any position in an income Tax Return which is inconsistent with the Agreed Tax Treatment.

(h)Tax Sharing Agreements.  Contributor Sellers shall cause all Tax sharing or distribution agreements between the Contributor Sellers and the Acquired Companies, excluding, for avoidance of doubt, this Agreement, providing for the sharing of Tax liabilities between the Contributor Sellers and the Acquired Companies to be terminated as of 12:01 a.m. local time on the Closing Date and the Acquired Companies to not be bound thereby or have any liability thereunder with respect to any taxable period.

(i)Cooperation.  Buyer, CH Australia, Change Australia NewCo and Sellers shall reasonably cooperate with each other in connection with (x) treating CH Australia and Change Australia NewCo as a tax group in Australia from the date of the formation of Change Australia NewCo to the Closing Date and filing any Tax Returns with respect to such Tax group and (y) the payment of any withholding Tax and any related nonresident withholding Tax, and the filing by Buyer of any Tax Return related to such withholding Taxes, in connection with any dividend made in connection with the Pre-Sale Foreign Restructuring. Sellers shall leave cash in the CH NZ operating account (the “CH NZ Account”) in an amount equal to NZ$250,329.00 and in an amount equal to AUD$54,206.00 in CH Australia to fund the payment of the withholding Taxes referred to in clause (y) of the preceding sentence (collectively, “Retained W/H Tax Cash”), and Sellers shall have no liability for such withholding Taxes under this Agreement unless such withholding Taxes exceed the amount of such Retained W/H Tax Cash. Sellers shall not distribute or cause the distribution of any cash from the CH NZ Account prior to the Closing.

(j)None of Buyer, the Foreign Companies or any Affiliate of Buyer shall make any election under Section 338 of the Code with respect to the transactions contemplated by this Agreement.

Section 5.12Release.  Buyer agrees that, effective as of the Closing Date, each Acquired Company shall be deemed to have released and discharged each Seller and such Seller’s controlled Affiliates from any and all claims, demands and causes of action, whether known or unknown, liquidated or contingent, relating to or arising out of  the Acquired Companies or the Business  prior to the Effective Time; provided, however, that nothing contained herein will operate to release any indemnification or other obligations of the Sellers or the controlled Affiliates of the Sellers arising under this Agreement or any other agreement, contract or document entered into in connection with the consummation of the transactions contemplated hereby (including any Related Agreement).  Buyer acknowledges that the Laws of many states provide substantially the following: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”  Buyer acknowledges that such provisions are designed to protect a party from waiving claims which it does not know exist or may exist.  Nonetheless, Buyer agrees that, effective as of the Closing Date, each Acquired Company shall be deemed to waive any such provision with respect to the release provided by this Section 5.12.  Buyer further agrees that neither Buyer nor any Acquired Company shall and neither Buyer nor any Acquired Company shall permit any controlled Affiliate thereof to, institute a lawsuit or other legal proceeding based upon, arising out of, or relating to any of the released claims.

Section 5.13Contribution.  Immediately prior to the Closing, the Contributor Sellers will consummate the Contribution, pursuant to which the Sellers will, among other things, transfer the Contributed Business to the Company, subject to and in accordance with the terms and conditions set forth in this Agreement and the Contribution Agreement.  Notwithstanding anything in this Agreement to the contrary, any provisions of this Agreement that would otherwise prohibit or restrict any Person from performing its obligations in full under the Contribution Agreement and in connection with the Contribution are hereby waived to the extent required to permit, and for the purposes of permitting, the applicable parties to perform their obligations in full under the Contribution Agreement and to consummate the Contribution.

Section 5.14Business Covenants.

(a)Acknowledgement.  The Sellers acknowledge that (i) the Sellers are selling to Buyer all of its interests in the Business in connection with the transactions contemplated by this Agreement and the Related Agreements, (ii) the Sellers are intimately familiar with the Business’s trade secrets and with other confidential information, (iii) the covenants and agreements set forth in this Section 5.14 are reasonable in terms of duration, scope and territory restrictions and are necessary to protect the Company and the Business, the Company’s and the Business’s trade secrets and confidential information, and the substantial investment in the Company and the Business made by the Buyer hereunder, (iv) the covenants and agreements set forth in this Section 5.14 were a material inducement to the Buyer to enter into this Agreement and to perform its obligations hereunder and that the Buyer and its direct and indirect equityholders would not obtain the benefit of the bargain set forth in this Agreement as specifically negotiated by the parties hereto if the Sellers breached the provisions of this Section 5.14, and (v) the Sellers have consulted with legal counsel regarding the covenants and agreements set forth in this Section 5.14 and agree that such restrictions are enforceable and reasonable.

(b)Covenants of Sellers.  Therefore, each Seller agrees, in further consideration of the amounts to be paid hereunder for the Interests sold by such Seller, that:

(i)from the Closing until the fifth anniversary of the Closing (the “Restricted Period”), each Seller shall not, and shall cause the Change Group not to, directly or indirectly (A) solicit or induce or attempt to induce any Applicable Employee to leave the employ of any Acquired Company or their Affiliates, or in any way interfere with the relationship between any Acquired Company or their Affiliates and any such Applicable Employee, except as part of a general solicitation, search or advertisement for employees, consultants or independent contractors through solicitations, searches, advertisements not specifically targeted at any Applicable Employee; or (B) employ, hire or retain as an employee or consultant, any Applicable Employee, in each case, unless at the time of any action otherwise prohibited hereunder, at least 12 months shall have elapsed since any such Applicable Employee terminated his or her employment with Buyer or the applicable Acquired Company or Affiliate thereof, as applicable, and Sellers have not otherwise breached their obligations under this Section 5.14(b)(i); and

(ii)Sellers acknowledge that Buyer would not receive the benefit of the bargain in connection with the transactions contemplated by this Agreement if Sellers were to engage in the Restricted Business during the Restricted Period and further that the Company and the Restricted Business are currently conducted throughout the United States, Canada, Australia and New Zealand (the “Restricted Territory”).  Sellers agree, that, during the Restricted Period, Sellers shall not and shall cause the Change Group not to, directly or indirectly: (A) own any interest in, manage, control, participate in, render services with respect to, or in any other manner engage in, the Restricted Business (in whole or in part) anywhere in the Restricted Territory; provided, that nothing herein shall prohibit the Sellers or the Change Group from (1) being a passive owner of not more than one percent (1%) of the outstanding stock of any class of a corporation that is publicly traded so long as the Sellers have not otherwise violated the terms of Section 5.4 or this Section 5.14, or (2) acquiring or investing in any business owned by unaffiliated Persons after the Closing Date engaged directly or indirectly in the Restricted Business (the “After-Acquired Business”), if (x) the portion of such After-Acquired Business that is engaged in the Restricted Business at the time of the consummation of such acquisition or investment accounts for no more than 10% of the aggregate revenue of the After-Acquired Business and (y) to the extent that such After-Acquired Business is a Competitive Business (as defined below), Sellers and the Change Group use commercially reasonable efforts to sell or transfer to a third party all of such Competitive Business as soon as reasonably practicable following the Closing, and in any event sell or transfer to a third party all of such Competitive Business no later than 24 months following the acquisition of such Competitive Business by the Change Group; or (B) induce or attempt to induce any customer, supplier, vendor, Prospective Customer or other business relation of the Restricted Business, at any time prior to the Closing, to cease or reduce doing business with any Acquired Company or in any way interfere with the relationship between any such customer, supplier, vendor, Prospective Customer or business relation and any Acquired Company.  For purposes of determining the revenue thresholds in the definition as set forth above, revenues shall be measured using the 12 consecutive full calendar months prior to the date of determination, but, if at the date of determination, the subject business has not been in operation for 12 months or more, then the revenues from such business during its period of operations shall be annualized (without regard to seasonality or other similar adjustments) by dividing the amount of such revenues by a fraction, the numerator of which is the number of whole months during which such business has been in operation and the denominator of which is 12.  The businesses set forth on Annex C shall be considered to be a “Competitive Business” for purposes of this Section 5.14(b)(ii).

(c)If, at the time of enforcement of the covenants contained in this Section 5.14 (the “Restrictive Covenants”), a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed and directed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by Law. In the event of any breach or violation by the Sellers of any of the Restrictive Covenants, the time period of such covenant shall be tolled until such breach or violation is resolved.

(d)If any of the Sellers or the Change Group commits a breach of any of the Restrictive Covenants, the Buyer and its Affiliates shall, without limiting any other rights and remedies available to the Buyer or any of its Affiliates at Law or in equity, be entitled to immediate relief enjoining such violation (including injunctive and other equitable relief) in any court having jurisdiction over such claim, without the necessity of showing any actual damage or posting any bond or furnishing any other security, it being agreed that any breach of the Restrictive Covenants will cause immediate and irreparable injury to the Buyer and that money damages will not provide an adequate remedy to the Buyer, and Sellers hereby waives any defense that a remedy at law is adequate in connection therewith. The parties hereto acknowledge and agree that the Acquired Companies are express third-party beneficiaries of this Section 5.14.

Section 5.15Assistance with SEC Filings

.  In order to assist with any potential future SEC filing requirements or disclosures that Buyer or its Affiliates may have with respect to the financial results of the Business and/or the Acquired Companies, the Sellers shall provide such cooperation as Buyer or its Affiliates may reasonably request in connection with such filing requirements.  Buyer shall reimburse the Sellers for all out-of-pocket expenses (including reasonable attorneys’, accountants’ and other advisors’

fees and expenses) incurred by the Sellers in connection with performing its obligations under this Section 5.15.

Section 5.16Intercompany Obligations.  Prior to the Closing, Sellers shall, and shall cause their Affiliates to, take such action and make such payments as may be necessary so that, as of the Closing, (i) there shall be no intercompany obligations between Sellers or any of their Affiliates, on the one hand, and any of the Acquired Companies, on the other hand, other than the obligations of Sellers and their Affiliates and the Acquired Companies pursuant to this Agreement and the Related Agreements, and (ii) the agreements set forth on Schedule 5.16 between the Sellers or any of their Affiliates, on the one hand, and any of the Foreign Companies, on the other hand are terminated, each in form reasonably acceptable to Buyer.

Section 5.17Misdirected Payments.  Following the Closing, subject to the terms and conditions of the Transition Services Agreement and Contribution Agreement, as applicable, the parties covenant and agree to promptly remit to any other party (or Affiliate thereof) any payments received that are owed to Sellers or their Affiliates on the one hand, or Buyer and its Affiliates (including the Acquired Company), on the other hand, as applicable.

Section 5.18Shared Customer Contracts.  Following the execution and delivery of this Agreement, and subject to the terms and conditions of the Contribution Agreement: (i) Buyer and Sellers shall cooperate with respect to communications with the counterparty to such Shared Customer Contract related to the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and (x) Buyer shall not, and shall cause the Acquired Companies not to, and (y) Sellers shall not, and cause its Affiliates not to, have any communications (whether written, via e-mail, verbal or otherwise) with any such counterparty regarding this Agreement or the transactions contemplated hereby without the participation of Sellers or Buyer, as applicable, unless Sellers or Buyer, as applicable approve in advance in writing of any such communication (including via e-mail) or as generally consistent with parameters agreed to in writing (including over e-mail) between Buyer and Sellers, provided that the foregoing shall not apply to communications by Buyer (or any Acquired Company) or Sellers (or the Change Group), as applicable, with such counterparty in connection with providing services and deliveries to such counterparty in connection with the Shared Customer Contracts or responding to questions in connection therewith.

Section 5.19Electronic Copy of Data Room. Promptly, but in any event no later than fifteen (15) days following the Closing, Sellers shall provide to Buyer an electronic copy of all of the materials in the electronic data room as of the Closing Date.

Section 5.20Cash.  Sellers shall not distribute or cause the distribution of any Cash from CH NZ or CH Australia prior to the Closing.

Section 5.21Assignment and Assumption Agreement.  That certain Assignment and Assumption Agreement, dated November 25, 2020, between Change Healthcare Canada Company, a British Columbia unlimited liability and CH Canada shall remain in full force and effect.

Section 5.22Retention Bonuses.  As soon as practicable following the Closing, the Buyer shall cause CH NZ and the Company, as applicable, to pay, through payroll, the Retention Bonus Amounts to the individuals listed on Schedule 2 (the “Retention Bonus Payees”).

ARTICLE VI
CONDITIONS TO CLOSING.

Section 6.1Conditions Precedent to Obligations of Buyer.  The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by Buyer in whole or in part to the extent permitted by applicable Law):

(a)the representations and warranties of Sellers in Article III (other than the Fundamental Representations) must be true and correct as of date hereof and as of the Closing Date as if made anew as of such date (except to the extent any such representation and warranty expressly relates to an earlier date, in which case as of such earlier date), without giving effect to any updates provided by Seller pursuant to Section 5.8 of this Agreement;

(b)the Fundamental Representations (other than the representations set forth in Section 3.2, Section 3.3 and Section 3.9(a)) must be true and correct in all material respects as of date hereof and as of the Closing Date as if made anew as of such date (except to the extent any such representation and warranty expressly relates to an earlier date, in which case as of such earlier date) (without giving effect to any updates provided by Sellers pursuant to Section 5.8 of this Agreement); and

(c)the representations of Sellers set forth in Section 3.2, Section 3.3 and Section 3.9(a) of this Agreement must be true and correct in all respects (other than immaterial clerical errors) as of date hereof and as of the Closing Date as if made anew as of such date (except to the extent any such representation and warranty expressly relates to an earlier date, in which case as of such earlier date) (without giving effect to any updates provided by Sellers pursuant to Section 5.8 of this Agreement);

(d)Sellers shall have complied in all material respects with all provisions of this Agreement required to be complied with by them on or prior to the Closing Date;

(e)there shall not be in effect any Order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

(f)there must not have been any Material Adverse Effect since the date of this Agreement; and

(g)Sellers shall have delivered the documents and instruments required to be delivered by them pursuant to Section 2.5(a).

Section 6.2Conditions Precedent to Obligations of Sellers.  The obligations of Sellers to consummate the transactions contemplated by this Agreement are subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by Sellers in whole or in part to the extent permitted by applicable Law):

(a)the representations and warranties of Buyer in Article IV must be true and correct as of the date hereof and as of the Closing Date as if made anew as of such date (except to the extent any such representation and warranty expressly relates to an earlier date (in which case as of such earlier date)), except for any failure of such representations and warranties to be true and correct that has not had a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby (without giving effect to any updates provided by Buyer pursuant to Section 5.8 of this Agreement);

(b)Buyer shall have complied in all material respects with all provisions of this Agreement required to be complied with by it on or prior to the Closing Date;

(c)there shall not be in effect any Order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; and

(d)Buyer shall have delivered the documents and instruments required to be delivered by it pursuant to Section 2.5(b).

Section 6.3Frustration of Closing Conditions.  Neither Buyer nor Sellers may rely on the failure of any condition set forth in Section 6.1 or 6.2, as the case may be, to refuse to consummate the transactions contemplated by this Agreement if such failure was caused by such party’s or parties’ failure to comply with any provision of this Agreement.

ARTICLE VII
TERMINATION

Section 7.1Termination of Agreement.  This Agreement may be terminated prior to the Closing only as follows:

(a)by the mutual written consent of Sellers and Buyer;

(b)by Buyer if, by February 3, 2021 (the “Outside Date”), the conditions set forth in Section 6.1 shall not have been satisfied, complied with or performed (provided that Buyer is not then in material default of any of its obligations in this Agreement), and Buyer shall not have waived such failure of satisfaction, compliance or performance;

(c)by Sellers if, by the Outside Date, the conditions set forth in Section 6.2 shall not have been satisfied, complied with or performed (provided that Sellers are not then in material default of any of their obligations in this Agreement), and Sellers shall not have waived such failure of satisfaction, compliance or performance;

(d)by Buyer, if there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Sellers pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 6.1 and (i) if such breach, inaccuracy or failure is curable, has not been cured within 15 days following notice by the Buyer to Sellers, or (ii) if such breach, inaccuracy or failure is not curable, Buyer has provided written notice thereof to Sellers;

(e)by Sellers, if there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 6.2 and (i) if such breach, inaccuracy or failure is curable, has not been cured within 15 days following notice by the Sellers to Buyer, or (ii) if such breach inaccuracy or failure is not curable, Sellers have provided written notice thereof to Buyer; or

(f)by Buyer or Sellers if any Governmental Authority shall have issued an Order restraining or enjoining the transactions contemplated by this Agreement, and such Order shall have become final and non-appealable; provided that the party seeking termination shall have used commercially reasonable efforts to remove such Order.

Section 7.2Effect of Termination.  In the event of the valid termination of this Agreement pursuant to Section 7.1, the provisions of this Agreement will immediately become void and of no further force or effect (other than Section 5.5, this Section 7.2 and Article IX hereof, which will survive the termination of this Agreement in accordance with their terms); provided, however, that (i) the Confidentiality Agreement will survive the termination of this Agreement in accordance with its terms, and there will be no liability on the part of any of the parties to one another, provided, however, that nothing herein shall relieve any party from any liability for any breach of this Agreement by such party occurring prior to such termination, in which event the aggrieved party shall be entitled to all rights and remedies available at law and in equity.

ARTICLE VIII
INDEMNIFICATION.

Section 8.1Survival.  Subject to the limitations and other provisions of this Agreement, and except for claims asserted with respect to Seller Fraud (which shall survive indefinitely), the representations and warranties contained in Article III and Article IV, other than the Fundamental Representations, shall survive the Closing and shall remain in full force and effect until the date that is twelve (12) months from the Closing Date, after which (subject to the last sentence of this Section 8.1) all claims with respect to such representations and warranties shall terminate and be of no further force and effect.  The Fundamental Representations of Sellers set forth in Section 3.14 shall survive for the full period of all applicable underlying statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days, and all other Fundamental Representations shall survive until the date that is six (6) years following the Closing Date, in each case after which (subject to the last sentence of this Section 8.1) all claims with respect to such Fundamental Representations shall terminate and be of no further force and effect.  All covenants and agreements of the parties contained herein shall survive the Closing for the period explicitly specified herein (if fully performed during such period), or if no such period is specified, until fully performed. Notwithstanding the foregoing, any claims asserted in good faith with reasonable detail (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall survive until finally resolved.

Section 8.2Indemnification by Sellers.  Subject to the other terms, conditions and limitations of this Article VIII, from and after the Closing, Sellers shall jointly and severally indemnify and defend each of Buyer and its Affiliates (including, after the Closing, the Acquired Companies) and their respective directors, officers and employees and other Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees, whether or not involving a third-party claim, based upon, arising out of, with respect to or by reason of:

(a)any inaccuracy in or breach of any of the representations or warranties of Sellers contained in (x) Article III of this Agreement or (y) the Sellers Closing Certificate;

(b)any breach of any covenant or obligation of the Sellers contained in this Agreement and/or in any Related Agreements;

(c)any Excluded Liabilities;

(d)(i) any Taxes of the Acquired Companies with respect to taxable periods ending on or before the Closing Date and the portion of any Straddle Period ending on the Closing Date to the extent in excess of the amount of any such Taxes included in Final Working Capital or Final Transaction Expenses, (ii) any Transfer Taxes for which the Sellers are liable pursuant to Section 5.11(a) of this Agreement, (iii) any Taxes arising by reason of the Acquired Company being a member of any “affiliated group” (within the meaning of Section 1504(a) of the Code) on or prior to the Closing Date, including pursuant to Treasury Regulations Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar Laws) and (iv) any failure of any Acquired Company, while owned by Sellers, to file Tax Returns or pay Taxes with respect to taxable periods ending on or before the Closing Date in any jurisdiction in which the filing of such Tax Returns or the payment of Taxes may be required, in the case of (i) and (iii), subject to Section 8.4(d);

(e)any Closing Transaction Expenses or Closing Indebtedness of the Acquired Companies to the extent not deducted from the Purchase Price in the determination of the Adjusted Closing Payment pursuant to the terms and conditions set forth herein;

(f)any amounts payable by any Buyer Indemnitees in connection with any claim for indemnification or advancement of expenses with respect to any director, manager, officer or employees of any Acquired Company with respect to occurrence or acts prior to the Closing pursuant to the terms of any organizational documents of the Acquired Companies, any indemnification or similar agreements to which any such individual is a party, or applicable Law;

(g)any claim based upon any fraud or intentional misrepresentation involving the Sellers, their Affiliates or any Representative thereof (collectively, “Seller Fraud”);

(h) the Pre-Sale Foreign Restructuring, including without limitation any Taxes of the Acquired Companies with respect to Pre-Sale Foreign Restructuring; and

(i)any business(es) of CH Australia conducted prior to the Closing that is contributed or assigned by CH Australia to any Affiliate of CH Australia pursuant to the Pre-Sale Foreign Restructuring, including the imaging business of CH Australia.

Section 8.3Indemnification by Buyer.  Subject to the other terms, conditions and limitations of this Article VIII, from and after the Closing, Buyer shall indemnify and defend each of the Sellers and their respective Affiliates (excluding, for the avoidance of doubt, the Acquired Companies) and their respective directors, officers and employees (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, any Losses incurred or sustained by, or imposed upon, the Seller Indemnitees, whether or not involving a third-party claim, based upon, arising out of, with respect to or by reason of:

(a)any inaccuracy in or breach of any of the representations or warranties of Buyer contained in (x) Article IV of this Agreement or (y) the Buyer Closing Certificate;

(b)any breach of any covenant or obligation of the Buyer or any Affiliate contained in this Agreement and/or in any Related Document; and

(c)any Assumed Liability (excluding any Assumed Liability arising out of, with respect to or by reason of any breach of any representation or warranty set forth in Article III of this Agreement).

Section 8.4Certain Limitations.  Notwithstanding anything to the contrary contained herein, the indemnification provided for in Section 8.2 and Section 8.3 shall be subject to the following limitations:

(a)The Sellers shall not be liable to the Buyer Indemnitees for indemnification under Section 8.2(a) until the aggregate amount of all Losses in respect of indemnification under Section 8.2(a) exceeds $337,500 (the “Deductible”), in which event the Seller Indemnitors shall only be required to pay or be liable for Losses in excess of the Deductible.  The aggregate amount of all Losses for which the Seller Indemnitors shall be liable pursuant to Section 8.2(a) shall not exceed $337,500 (the “Cap”).

(b)Notwithstanding the foregoing, the limitations set forth in Section 8.4(a) shall not apply to Losses based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any Fundamental Representation or any Seller Fraud.  The aggregate amount of all Losses for which the Seller Indemnitors shall be liable pursuant to this Article VIII (excluding any claims based on any Seller Fraud) shall not exceed the Purchase Price.

(c)None of the parties will have any liability to another party under this Article VIII for any Loss to the extent (i) that the aggrieved party has actually recovered such Loss under any insurance policy (including, in the case of any recovery by any Buyer Indemnitees, the Rep & Warranty Policy) (solely to the extent of such “double recovery”), but net of costs collection and, in the case of recoveries from insurers, net of the deductible and any premiums increased for such policies as a result of such claim.  In addition, in the event that any Losses are reasonably likely to be recovered by Buyer under the Rep & Warranty Policy in connection with any breach of any representations and warranties of Seller in Article III of this Agreement in an amount that exceeds the Rep & Warranty Policy Retention Amount, then Buyer shall not be entitled to bring any indemnification claim hereunder with respect to such claim for Loss in excess of the Rep & Warranty Policy Retention Amount until such time that Buyer has submitted a claim for such breach in accordance with the terms of the Rep & Warranty Policy.  In addition, none of the parties will have any liability to another party under this Article VIII for any Loss to the extent that such amount was expressly included in the Final Working Capital or otherwise expressly included in the calculation of the Adjusted Closing Payment, as finally determined pursuant to Section 2.2 if the effect thereof was to reduce dollar-for-dollar the amount of the Final Working Capital and/or the Adjusted Closing Payment, as applicable, as compared to what it would have been absent such adjustment (with the intent of the provision to merely avoid “double counting”); provided, however, that for the avoidance of doubt, the foregoing shall not limit any claim for Losses arising out of or resulting from the claim giving rise to such Losses by a dollar-for-dollar reduction in the Final Working Capital and/or the Adjusted Closing Payment, as applicable, in accordance with the terms of this Article VIII.

(d)The amount of any liability of the Sellers under Section 5.11 or this Article VIII with respect to any Loss of the Foreign Companies (the “Foreign Company Losses”) shall be reduced by the amount of any actual net reduction in cash payments for income Taxes realized by the parent entity of Buyer or its controlled Affiliates (the “Buyer Group”) as a result of the Foreign Company Losses giving rise to such indemnification payment.  If the indemnification payment is paid prior to the Buyer Group realizing any actual reduction in cash payments for income Taxes in connection with the Foreign Company Losses giving rise to such payment, and the Buyer Group subsequently realizes such actual reduction in cash payments for income Taxes within or with respect to the taxable year in which the Foreign Company Losses arise, then the Buyer shall pay the amount of such actual reduction in cash payments for Taxes to the Sellers in cash within ten (10) days of the Buyer Group’s realization of such actual reduction in cash payments for income Taxes (but not in excess of the indemnification payment received from the Sellers with respect to such Foreign Company Losses).  For purposes of the preceding two sentences, (i) the Buyer Group shall be deemed to have realized an actual reduction in cash payments for income Taxes with respect to a taxable year if, and to the extent that, the Buyer Group’s cumulative liability for income Taxes from the Closing Date through the end of such taxable year, calculated by excluding any Tax items attributable to the Foreign Company Losses and the receipt of any related indemnification payment for all taxable years, exceeds the Buyer Group’s actual cumulative liability for Taxes through the end of such taxable year, calculated by taking into account any Tax items attributable to the Foreign Company Losses and the receipt of any related indemnification payment for all taxable years (to the extent permitted by relevant Tax law and treating such Tax items as the last items claimed for any taxable year).

(e)Notwithstanding anything to the contrary in this Agreement, the Seller Indemnitors shall not be liable for any Losses relating to Taxes, Tax positions or Tax attributes in taxable periods (or portions thereof) beginning after the Closing Date.

Section 8.5Indemnification Claims.  The party making a claim under this Article VIII is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article VIII is referred to as the “Indemnifying Party”; provided, however, that, for purposes of the procedures set forth in this Section 8.5 (excluding provisions related to an obligation to make or a right to receive any payments), Indemnified Party and Indemnifying Party shall refer to Buyer or Sellers, as applicable.

(a)Third Party Claims.  If any Indemnified Party receives notice of the assertion or commencement of any claim made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 20 calendar days after receipt of such notice of such Third Party Claim.  The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits material rights or material defenses by reason of such failure.  Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, and shall include copies of all material written documentation delivered by the claimant to the Indemnified Party.  The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party within 20 calendar days following its receipt of notice of the Third Party Claim, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel that is reasonably satisfactory to the Indemnified Party, and the Indemnified Party shall cooperate in good faith in such defense; provided, that the assumption of the defense of a Third Party Claim by the Indemnifying Party will be construed as an acknowledgment and admission that the Indemnifying Party is liable to indemnify any Indemnified Party in respect of the full amount of the Third Party Claim (subject to the limitations on the Indemnifying Party’s indemnification obligations in this Agreement); provided, further, that if the Indemnifying Party is Seller, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that (w) is asserted directly by or on behalf of a Person that is a supplier, vendor, customer or other material business relation of any Acquired Company, (x) involves alleged criminal, quasi-criminal conduct or is otherwise asserted by a Governmental Authority, (y) seeks an injunction or other equitable relief against the Indemnified Party, or (z) asserts Losses in an amount in excess of the amount of the Indemnification Escrow Amount then available in the Escrow Account for the satisfaction of such Losses or that otherwise would not be otherwise be fully satisfied from the Indemnification Escrow Amount.  The Indemnified Party shall have the right to participate in the defense of any Third Party Claim the defense of which is being controlled by the Indemnifying Party in accordance with the terms of this Section 8.5(a) with counsel selected by the Indemnified Party subject to the Indemnifying Party’s right to control the defense thereof.  Following such time that the Indemnifying Party provides written notice to the Indemnified Party of the valid determination of the Indemnifying Party to defend any Third-Party Claim, the fees and disbursements of such counsel of the Indemnified Party shall be at the expense of the Indemnified Party, provided, that if, (A) there are legal defenses available to an Indemnified

Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party.  If the Indemnifying Party elects not to defend (or is not otherwise permitted to defend) such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may pay, compromise, defend such Third Party Claim and seek indemnification in accordance with this Agreement for any and all Losses based upon, arising from or relating to such Third Party Claim, provided, that the Indemnifying Party shall not be bound by any compromise or settlement effected without its written consent; provided, further, that Indemnifying Party’s consent to any such settlement or compromise shall not be unreasonably withheld or delayed.  Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim.

(b)Settlement of Third Party Claims.  Notwithstanding any other provision of this Agreement, if the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnifying Party shall not enter into settlement of any such Third Party Claim without the prior written consent of the Indemnified Party, not to be unreasonably withheld or delayed, and the Indemnified Party shall have no liability with respect to any compromise or settlement of such Third Party Claim effected without its consent; provided, that if a firm offer is made to settle such Third Party Claim (x) without leading to liability or the creation of a financial or any other obligation on the part of the Indemnified Parties, and (y) does not involve any finding or admission of any violation of any Law or any violation of the rights of any Person by any Indemnified Parties, and such offer provides, in customary form, for the unconditional release of each Indemnified Parties from all liabilities and obligations in connection with such Third Party Claim, and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party, and the Indemnified Party’s consent to such settlement shall not be unreasonably withheld or delayed.

(c)Direct Claims.  Any claim by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party written notice thereof.  Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail. The Indemnifying Party shall have 20 days after its receipt of such notice to respond in writing to such Direct Claim (to the extent known at such time).  If the Indemnifying Party does not so respond in writing within such 20 day period, the Indemnifying Party shall be deemed to have accepted such claim, and the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.  If the Indemnifying Party responds in writing to the Indemnified Party within such 20 day period, the Indemnifying Party and the Indemnified Party shall negotiate in good faith for a period of least 20 days following the time at which notice is provided to the Indemnified Party, to resolve such claim; provided, however, that in the event such claim is not resolved by the Indemnified Party and Indemnifying Party within such 20-day period, then the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the terms and conditions set forth in this Agreement.  Nothing contained in this Section 8.5(c) will limit the ability of any party to seek any relief pursuant to Section 9.8 of this Agreement.

Section 8.6Payments; Escrow Fund.  Once a Loss is agreed to by the Indemnifying Party or finally determined to be payable by a final judgment or decree of any court of competent jurisdiction, the Indemnifying Party shall satisfy its obligations within five (5) Business Days of such determination by wire transfer of immediately available funds (or in the case of any amounts that are payable from the

Indemnification Escrow Amount, Sellers shall deliver written notice under the Escrow Agreement providing for the release of the applicable portion of the Indemnification Escrow Amount within five Business Days of any such determination).  Any Losses payable to a Buyer Indemnitee pursuant to Section 8.2(a) (other than with respect to Fundamental Representations) shall be satisfied first from the disbursement of the Indemnification Escrow Amount until such amount has been exhausted, released or otherwise reserved in respect of a claim, in accordance with the terms and subject to the conditions of the Escrow Agreement, and thereafter by bringing a direct indemnification claim against the Sellers pursuant to the terms of this Article VIII.  Any other Losses payable to a Buyer Indemnitee pursuant to this Article VIII may be satisfied by Buyer, at its election, by (i) seeking recovery in respect of the Indemnification Escrow Amount until such amount has been exhausted, released or otherwise reserve in respect of a claim, in accordance with the terms and subject to the conditions of the Escrow Agreement, and/or (ii) bringing a direct indemnification claim against the Sellers pursuant to the terms of this Article VIII.

Section 8.7Tax Treatment of Indemnification Payments.  All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 8.8Exclusivity of Remedies. Following the Closing, except for claims of fraud or intentional misrepresentation and as provided in Section 2.2(d) (Adjustment) and Section 5.11 (Tax Matters), each Party acknowledges and agrees that recovery against the Rep & Warranty Policy, and recovery under the Escrow Agreement and/or the indemnification provisions set forth in this Article VIII shall constitute the parties’ sole and exclusive remedies for recovery for any claim arising out of or based on this Agreement (including claims based upon any breach, inaccuracy, inadequacy or incompleteness of a representation or warranty of any other party under this Agreement, or based on the failure of such other party to perform any covenant, agreement or undertaking that the terms hereof required to be performed by such party); provided, however, that nothing herein will limit any Indemnified Party’s rights hereunder or otherwise to injunctive or other equitable relief to enforce its rights under this Agreement in connection with the transactions contemplated hereby.

Section 8.9Rep & Warranty Policy.  It is acknowledged and agreed that (a) Buyer is obtaining the Rep & Warranty Policy effective as of the Closing for purposes of covering certain potential claims under this Agreement and, in connection with the Rep & Warranty Policy, a Buyer Indemnitee may be entitled to make claims for the same Losses or series of Losses under both this Article VIII and the Rep & Warranty Policy, and (b) the denial of any claim by the Rep & Warranty Insurer under the Rep & Warranty Policy shall not be construed as, or used as evidence that, such Buyer Indemnitee is not entitled to indemnification under this Article VIII.

Section 8.10Materiality.  For purposes of calculating the amount of Losses to which the Buyer Indemnitees and the Seller Indemnitees are entitled under this Article VIII (and for purposes of determining whether a representation or warranty has been breached), the terms “material,” “in all material respects,” “material adverse effect” and similar words and phrases will be disregarded.

Section 8.11Certain Matters Regarding Article III and Article IV.  Notwithstanding anything to the contrary in this Agreement (including Article III and Article IV), none of the statements or other items or anything else in Article III or Article IV will constitute or be deemed to be a covenant, obligation or agreement, and all statements, items and anything else in Article III and Article IV will constitute and will be deemed to be only representations and warranties.

ARTICLE IX
GENERAL PROVISIONS.

Section 9.1Notices.  All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid; or (d) sent via electronic mail (with confirmation of transmission).  Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.1):

Buyer:

c/o HealthStream, Inc.

500 11th Avenue North

Nashville, TN 37203

Attn: Michael M. Collier

Email: michael.collier@healthstream.com

with a copy to, which will not constitute notice:

Bass, Berry & Sims PLC

150 Third Avenue South, Suite 2800

Nashville, TN 37201

Attn:J. Page Davidson

Kevin H. Douglas

Frank Pellegrino

Email:	pdavidson@bassberry.com
kdouglas@bassberry.com
fpellegrino@bassberry.com

Sellers:

c/o Change Healthcare Holdings, LLC

5995 Windward Parkway

Alpharetta, Georgia 30005

Attention: General Counsel

Email:

with a copy to, which will not constitute notice:

Benesch Friedlander Coplan & Aronoff LLP

200 Public Square, Suite 2300

Cleveland, Ohio 44114

Attn: Megan L. Mehalko

Email:mmehalko@beneschlaw.com

Section 9.2Expenses.  Except as otherwise provided in this Agreement, each party will pay for its own legal, accounting, investment banking or valuation services, and any and all other costs and expenses incurred with respect to the transactions contemplated hereby and the negotiation and execution of this Agreement.

Section 9.3Counterparts; Facsimile Signatures.  This Agreement may be executed in any number of counterparts, each of which when executed by the parties hereto and delivered will be deemed to be an original, and all such counterparts taken together will be deemed to be but one and the same instrument.  This Agreement may be executed and delivered by facsimile or. PDF signature, and upon such delivery the facsimile signature or. PDF signature will be deemed to have the same effect as if the original signature had been delivered to the other party.

Section 9.4Governing Law; Forum; Waiver of Jury Trial.

(a)This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

(b)ANY PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE RELATED AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY SHALL BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF DELAWARE IN EACH CASE LOCATED IN THE CITY OF WILMINGTON, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH PROCEEDING.  SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY PROCEEDING BROUGHT IN ANY SUCH COURT.  THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE RELATED AGREEMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE RELATED AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.  EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (II) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.4(C).

Section 9.5Binding Effect; Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.  No assignment of this Agreement or of any rights or obligations hereunder may be made by any Seller or Buyer, directly or indirectly (by operation of law or otherwise), without the prior written consent of Buyer (in the case of any assignment by any Seller) or Sellers (in the case of any assignment by Buyer) and any attempted assignment without the required consents shall be void; provided, however, that Buyer may, without the prior consent of Sellers, assign any of its rights and delegate any of its obligations under this Agreement (i) to any Affiliate of Buyer, and (ii) in connection with the sale of all or substantially all of the assets of or any business combination transaction involving Buyer.  No assignment of any obligations hereunder shall relieve the assigning party of any such obligations.  Upon any permitted assignment by Buyer, the references in this Agreement to Buyer shall also apply to any such assignee unless the context otherwise requires.

Section 9.6Integration and Construction.  This Agreement and the Related Agreements (including in each case all Schedules and Exhibits hereto or thereto) comprise the complete and integrated agreement of the parties hereto and supersede all prior agreements, written or oral, on the subject matter hereof.  Any captions to, or headings of, the sections of this Agreement are solely for the convenience of the parties hereto, are not a part of this Agreement, and will not be used for the interpretation of this Agreement.  Where the context so requires, words used in any gender will be deemed to include other genders, and the singular number include the plural and vice versa.  Unless the context requires otherwise, wherever the word “include”, “includes”, or “including” is used in this Agreement, it will be deemed followed by the words “without limitation”.  The phrases “delivered,” “provided to,” “made available” and “furnished to” and phrases of similar import when used herein, unless the context otherwise requires, mean, with respect to any statement in Article III to the effect that any information, document or other material has been “delivered,” “provided to,” “made available to” or “furnished to” Buyer, that such information, document or material was made available for review by Buyer or any of its Representatives in the Data Room set up by Sellers in connection with this Agreement at least two (2) Business Days prior to the date hereof and remain available through the Closing.  The recitals appearing at the beginning of this Agreement, and the Exhibits, Schedules, and Disclosure Schedule attached hereto are hereby incorporated into and are deemed to constitute a part of the operative text of this Agreement.  Each party hereto and such party’s counsel have had the full opportunity to review and comment upon, and have reviewed and commented upon, this Agreement, and any rule of construction to the effect that ambiguities are to be resolved against the drafting party will not apply in the interpretation of this Agreement or any Exhibits, Schedules, or the Disclosure Schedule attached hereto.

Section 9.7Waivers and Amendments.  This Agreement may not be amended except by a written agreement signed by Sellers and Buyer.  In addition, no waiver of any provision of this Agreement, and no consent to any departure therefrom, may in any event be effective unless in writing and signed by the party or parties affected thereby, and then only in the specific instance and for the specific purpose given.  No failure or delay by any party in exercising any right, power, or privilege hereunder will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power, or privilege.

Section 9.8Specific Performance.  Each party acknowledges and agrees that the subject matter of this Agreement is unique, that the other party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached, and that remedies at law would not be adequate to compensate any party.  Accordingly, each party agrees that the other parties will be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions of this Agreement (including to enforce the obligations of the parties to consummate the transactions contemplated by this Agreement pursuant to this Agreement) in addition to any other remedy to which they may be entitled (without any requirement that any party provide any bond or other security).  Each party waives any defense that a remedy at law is adequate and any requirement to post bond or provide similar security in connection with Proceedings instituted for injunctive relief or specific performance of this Agreement.

Section 9.9Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to supplement or amend this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 9.10Time of Essence.  Time is of the essence of each and every term, condition, obligation, and provision hereof.

Section 9.11No Third Party Beneficiaries.  Except as expressly provided by this Agreement, nothing in this Agreement, express or implied, is intended to or will (a) confer on any Person other than the parties to this Agreement and their respective successors or permitted assigns any rights (including third party beneficiary rights), remedies, obligations, or liabilities under or by reason of this Agreement or (b) constitute the parties to this Agreement as partners or as participants in a joint venture; provided, however, that nothing contained herein will limit the Buyer or Buyer’s Affiliates to recover indemnification on behalf of any Buyer Indemnitees pursuant to Article VIII hereof.  Absent fraud or intentional misrepresentation, except as otherwise provided herein, no past, present or future incorporator, member, shareholder, partner, Affiliate or Representative of any party, or any of their respective Affiliates or Representatives, shall have any liability for any Liabilities of any such party under this Agreement or any Related Agreement.

Section 9.12Legal Representation.  Buyer hereby acknowledges that the Acquired Companies and Sellers have been represented by Benesch, Friedlander, Coplan & Aronoff LLP (“Benesch”) and Blake, Cassels & Graydon LLP (“Blakes”) in connection with this Agreement and the transactions contemplated hereby and that Benesch and Blakes have received confidential information pertaining to Sellers, the Acquired Companies and the Business in connection with such representation.  Buyer, on behalf of itself and its Affiliates (including, after the Closing, the Acquired Companies) hereby (a) acknowledges and agrees that, notwithstanding Benesch’s and Blakes’ prior representation of the Acquired Companies and Sellers, and Benesch’s and Blakes’ receipt of confidential information, Benesch and Blakes may continue to represent each Seller after the Closing in connection with various matters, including matters arising out of or related to this Agreement or the transactions contemplated hereby, including in connection with any litigation matter arising hereunder which may or may not be adverse to any Acquired Company or Buyer, and (b) waives any claim it has or may have that Benesch or Blakes has a conflict of interest or is otherwise prohibited from engaging in such representation.  Buyer further agrees that, as to all communications subject to attorney-client privilege among Benesch, Blakes and Sellers or the Acquired Companies that relate specifically to the transactions contemplated by this Agreement, the attorney-client privilege and the expectation of client confidence belong to Sellers and may be controlled by Sellers and will not pass to or be claimed by Buyer or any Acquired Company.  Notwithstanding the foregoing, in the event that a dispute arises among Buyer, an Acquired Company, and a Person other than a party to this Agreement after the Closing, the Acquired Companies may assert the attorney-client privilege to prevent disclosure of confidential communications by Benesch or Blakes to such third party, and Sellers may not waive any attorney-client privilege with respect to such communications without the prior written consent of Buyer.

Section 9.13Disclosure Schedule.  The Disclosure Schedule and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.  The mere inclusion of information in the Disclosure Schedule as an exception to a representation, warranty or covenant (a) shall not be deemed an admission by any party that such information represents a material exception or a material fact, event or circumstance or that such information has had or would reasonably be expected to have, individually or in the aggregate, a Material

Adverse Effect or (b) constitute, or be deemed to be, an admission to any third party concerning such information.  The provision of monetary or other quantitative thresholds for disclosure on the Disclosure Schedule does not and shall not be deemed to create or imply a standard of materiality hereunder.  Any fact or item that is disclosed in any Disclosure Schedule in a way as to make its relevance or applicability to information called for by any other Disclosure Schedule reasonably apparent on the face of such disclosure shall be deemed to be disclosed in such other Disclosure Schedule, notwithstanding the omission of a reference or cross-reference thereto.  Disclosure of any allegations with respect to any alleged breach, violation or default under any contractual or other obligation, or any Law, is not an admission that such breach, violation or default has occurred.  Headings and subheadings have been inserted in the Disclosure Schedule for convenience of reference only and shall not be considered a part of or affect the construction or interpretation of such Disclosure Schedule.  The information provided in the Disclosure Schedule is being provided solely for the purpose of making disclosures to Buyer under this Agreement.  In disclosing this information, the parties do not waive, and expressly reserve any rights under, any attorney-client privilege associated with such information or any protection afforded by the work-product doctrine with respect to any of the matters disclosed or discussed therein.  Capitalized terms used in the Disclosure Schedule but not otherwise defined therein will have the respective meanings assigned to such terms in this Agreement.

Section 9.14Consents.  Buyer acknowledges that certain consents to the transactions contemplated by this Agreement (including consents to the Contribution) (the “Required Contract Consents”) may be required from parties to Contracts, leases, licenses or other agreements to which any Contributor Seller or Acquired Company is a party (including the Material Contracts), and that certain of such Required Contract Consents may not have been obtained.  Buyer agrees and acknowledges that Sellers will have no liability whatsoever to Buyer (and Buyer will not be entitled to assert any claims) to the extent arising out of or relating to the failure to obtain any Required Contract Consents that may have been or may be required in connection with the transactions contemplated by this Agreement or because of the default, acceleration or termination of any such Contract, lease, license or other agreement as a result thereof; provided, however, that the foregoing will not apply to the extent that Sellers have breached Section 3.4(a) of this Agreement as the result of failing to disclose any Material Contract required to be set forth on Schedule 3.4 (the matters within the scope of this proviso, the “Excluded Contract Matters”).  Buyer further agrees that no representation, warranty, covenant or agreement of Sellers contained herein will be breached or deemed breached and no condition precedent to the obligation of Buyer will be deemed not to be satisfied as a result of the failure to obtain any consent or as a result of any such default, acceleration or termination or any Proceeding commenced or threatened by or on behalf of any Person arising out of or relating to the failure to obtain any consent or any such default, acceleration or termination; provided, however, that the foregoing will not apply in connection with any Excluded Contracts Matters.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

BUYER HSTM Max holdings, inc. By: /s/ Robert A. Frist, Jr. Name: Title:

[Signature Page to Equity Purchase Agreement]

SELLERS

CHANGE HEALTHCARE Holdings, llc

By: /s/ Carrie Ratliff

Name: Carrie Ratliff

Title: Assistant Secretary

CHANGE HEALTHCARE TECHNOLOGIES, LLC

By: /s/ Carrie Ratliff

Name: Carrie Ratliff

Title: Assistant Secretary

CHANGE HEALTHCARE IRELAND LIMITED

By: /s/ Derrick Kirkwood

Name: Derrick Kirkwood

Title: Director

[Signature Page to Equity Purchase Agreement]